UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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TARGET CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2017 annual meeting of shareholders

Wednesday, June 14, 2017

9:00 a.m. Eastern Daylight Time

The Westin Cincinnati located at 21 East 5th Street,
Cincinnati, Ohio 45202

To our shareholders,

You are invited to attend Target Corporation’s 2017 annual meeting of shareholders (Annual Meeting) to be held at The Westin Cincinnati located at 21 East 5th Street, Cincinnati, Ohio 45202 on Wednesday, June 14, 2017 at 9:00 a.m. Eastern Daylight Time.

Purpose

Shareholders will vote on the following items of business:

1.	Election of all 12 directors named in our proxy statement to our Board of Directors for the coming year;
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm;
3.	Approval, on an advisory basis, of our executive compensation (“Say on Pay”);
4.	Approval, on an advisory basis, of the frequency of our Say on Pay votes;
5.	Approval of the Target Corporation Executive Officer Cash Incentive Plan; and
6.	Transaction of any other business properly brought before the Annual Meeting or any adjournment.

You may vote if you were a shareholder of record at the close of business on April 17, 2017. We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented. If you plan to attend the Annual Meeting, please follow the instructions provided in Question 12 “How can I attend the Annual Meeting?” on page 63 of the proxy statement.

Following the formal business of the Annual Meeting, our Chairman and Chief Executive Officer will provide prepared remarks, followed by a question and answer session.

We urge you to read the proxy statement carefully and to vote in accordance with the Board of Directors’ recommendations by telephone or Internet, or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting.

Thank you for your continued support.

Sincerely,

Don H. Liu
Corporate Secretary	Approximate Date of Mailing of Proxy Materials or
Notice of Internet Availability:

May 1, 2017

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Proxy summary

This summary highlights information described in other parts of this proxy statement and does not contain all of the information you should consider in voting. Please read the entire proxy statement carefully before voting.

The Board of Directors of Target Corporation solicits the enclosed proxy for the 2017 Annual Meeting of Shareholders and for any adjournment thereof.

Target 2017 annual meeting of shareholders

Date june 14 2017 Time 9:00 a.m.Eastern Daylight Time Location The Westin Cincinnati 21 East 5th Street Cincinnati, Ohio 45202

Items of business

Board’s
Item	Recommendation
Election of 12 directors (page 15)	FOR each Director Nominee
Ratification of independent registered public accounting firm (page 55)	FOR
Advisory approval of executive compensation (“Say on Pay”) (page 57)	FOR
Advisory approval of the frequency of Say on Pay votes (page 58)	1 YEAR
Approval of the Target Corporation Executive Officer Cash Incentive Plan (page 59)	FOR

Questions and answers about our Annual Meeting and voting

We encourage you to review the “Questions and Answers About Our Annual Meeting and Voting” beginning on page 61 for answers to common questions on the rules and procedures surrounding the proxy and Annual Meeting process as well as the business to be conducted at our Annual Meeting.

Admission at the Annual Meeting

If you plan to attend the Annual Meeting in person, please see the information in Question 12 “How can I attend the Annual Meeting?” on page 63. We strongly encourage you to pre-register. If you plan to bring a guest or are attending as an authorized representative of a shareholder you must pre-register by June 9, 2017. Any person who does not present identification and establish proof of ownership will not be admitted to the Annual Meeting.

Voting

If you held shares of Target common stock as of the record date (April 17, 2017), you are entitled to vote at the Annual Meeting.

 Your vote is important. Thank you for voting.

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Advance voting methods and deadlines

Method	Internet	Telephone	Mail
Instruction

● Go to website identified on proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials

● Enter Control Number on proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials

● Follow instructions on the screen

● Call the toll-free number identified on the enclosed proxy card or voter instruction form or, after viewing the proxy materials on the website provided in your Notice of Internet Availability of Proxy Materials, call the toll-free number for telephone voting identified on the website

● Enter Control Number on the proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials

● Follow the recorded instructions

● Mark your selections on the enclosed proxy card or voter instruction form

● Date and sign your name exactly as it appears on the proxy card or voter instruction form

● Promptly mail the proxy card or voter instruction form in the enclosed postage-paid envelope

Deadline

Internet and telephone voting are available 24 hours a day, seven days a week up to these deadlines:

● Registered Shareholders or Beneficial Owners –11:59 p.m. Eastern Daylight Time on June 13, 2017

● Participants in the Target 401(k) Plan – 6:00 a.m. Eastern Daylight Time on June 12, 2017

Return promptly to ensure proxy card or voter instruction form is received before the date of the Annual Meeting or, for participants in the Target 401(k) Plan, by 6:00 a.m. Eastern Daylight Time on June 12, 2017

If you received a Notice of Internet Availability of Proxy Materials and would like to vote by mail, you must follow the instructions on the Notice to request a written copy of the proxy materials, which will include a proxy card or voter instruction form.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting. Please see the information in Question 3 “What is a proxy and what is a proxy statement?” on page 61.

Voting at the Annual Meeting

All registered shareholders may vote in person at the Annual Meeting. Beneficial owners may vote in person at the Annual Meeting if they have a legal proxy. Please see the information in Question 6 “How do I vote?” on page 61. In either case, shareholders wishing to attend the Annual Meeting must follow the procedures in Question 12 “How can I attend the Annual Meeting?” on page 63.

Notice of internet availability of proxy materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on June 14, 2017.

The proxy statement and annual report are available at www.proxyvote.com.

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General information about corporate governance and the Board of Directors

Corporate governance highlights

Practice	Description	More information
Board composition and accountability
Independence	A majority of our directors must be independent. Currently, all of our directors other than our CEO are independent, and all of our Committees consist exclusively of independent directors.
Diversity	The composition of our Board represents broad perspectives, experiences and knowledge relevant to our business while maintaining a balanced approach to gender and ethnic diversity.
Lead Independent Director	Our Corporate Governance Guidelines require a Lead Independent Director position with specific responsibilities to ensure independent oversight of management whenever our CEO is also the Chair of the Board. The Lead Independent Director and the Chair of the Board are elected annually by the independent directors.
Management Succession Planning Review	Our Board conducts an annual review of management development and succession planning, with more frequent reviews conducted by the Human Resources & Compensation Committee.
Director Tenure Policies	Our director tenure policies include mandatory retirement at age 72 and a maximum term limit of 20 years in order to ensure the Board regularly benefits from a balanced mix of perspectives and experiences. In addition, a director is required to submit an offer of resignation for consideration by the Board upon any change in the director’s principal employment.
Director Overboarding Policy	Any director who is not serving as CEO of a public company is expected to serve on no more than five public company boards (including our Board), and any director serving as a CEO of a public company is expected to serve on no more than two outside public company boards (including our Board).
Committee Membership and Leadership Rotations	The Board appoints members of its Committees on an annual basis, with the Nominating & Governance Committee reviewing and recommending Committee membership, and assignments rotate periodically. The guideline for rotating Committee Chair assignments and the Lead Independent Director position is four to six years.
Board Evaluations and Board Refreshment	The Board regularly evaluates its performance through self-evaluations, corporate governance reviews and periodic Charter reviews. Those evaluations, along with assessments of changes in our business strategy or operating environment and the future needs of the Board in light of anticipated director retirements, are used to identify desired backgrounds and skill sets for future Board members.
Risk Oversight	We disclose how risk oversight is exercised at the Board and Committee levels and how risk oversight responsibilities are allocated among the Committees.
Capital Allocation Policies and Priorities	We disclose our capital allocation policies and priorities and how they are overseen by the Board and its Committees.
Shareholder rights
Annual Election of Directors	All directors are elected annually, which reinforces our Board’s accountability to shareholders.
Majority Voting Standard for Director Elections	Our Articles of Incorporation mandate that directors be elected under a “majority voting” standard in uncontested elections—each director must receive more votes “For” his or her election than votes “Against” in order to be elected.
Director Resignation Policy	An incumbent director who is not re-elected must promptly offer to resign. The Nominating & Governance Committee will make a recommendation on the offer, and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale.
Proxy Access	We allow each shareholder, or a group of up to 20 shareholders, owning 3% or more of Target common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board of Directors or at least two directors.
Single Voting Class	Target common stock is the only class of voting shares outstanding.
10% Threshold for Special Meetings	Shareholders holding 10% or more of Target’s outstanding stock have the right to call a special meeting of shareholders.
No Poison Pill	We do not have a poison pill.
Compensation
Follow Leading Practices	See “Target’s Executive Compensation Practices.”

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Our directors

						Other current
						public
		Director				company
Name	Age	since	Company	Title	Independent	boards
Roxanne S. Austin	56	2002	Austin Investment Advisors	President	Yes	3
Douglas M. Baker, Jr.	58	2013	Ecolab Inc.	Chairman & CEO	Yes	2
Brian C. Cornell	58	2014	Target Corporation	Chairman & CEO	No	1
Calvin Darden	67	2003	Darden Putnam Energy & Logistics, LLC	Chairman	Yes	1
Henrique De Castro	51	2013	Yahoo! Inc. (Until January 2014)	Former COO	Yes	0
Robert L. Edwards	61	2015	AB Acquisition LLC (Albertsons/Safeway) (Until April 2015)	Former President & CEO	Yes	1
Melanie L. Healey	56	2015	The Procter & Gamble Company (Until December 2014)	Former Group President, North America	Yes	2
Donald R. Knauss	66	2015	The Clorox Company (Until June 2015)	Former Executive Chairman	Yes	2
Monica C. Lozano	60	2016	U.S. Hispanic Media, Inc. (Until January 2016)	Former Chairman	Yes	1
Mary E. Minnick	57	2005	Lion Capital LLP	Partner	Yes	0
Anne M. Mulcahy(1)	64	1997	Save The Children Federation, Inc.	Former Chair of the Board of Trustees	Yes	3
Derica W. Rice	52	2007	Eli Lilly and Company	EVP, Global Services & CFO	Yes	0
Kenneth L. Salazar	62	2013	WilmerHale	Partner	Yes	0
(1)	Ms. Mulcahy will retire from the Board when her current term ends at the Annual Meeting in connection with our mandatory retirement policy.

Board leadership structure

We do not have an express policy as to whether the roles of Chair of the Board and Chief Executive Officer (CEO) should be combined or separated. Instead, the Board prefers to maintain the flexibility to determine which leadership structure best serves the interests of Target and our shareholders based on the evolving needs of the company. We currently have a combined Chair/CEO leadership structure. The Board regularly reevaluates our Board leadership structure as part of the Board evaluation process described under “Board Evaluations and Refreshment” on page 16 and also considers shareholder feedback on the topic. As a result of its most recent evaluation, the Board decided to continue having Mr. Cornell serve as both Chairman and CEO to allow him to coordinate the development, articulation and execution of a unified strategy at the Board and management levels. Where the Chair/CEO roles are combined as they are currently, our Corporate Governance Guidelines require that we have a Lead Independent Director position to complement the Chair’s role, and to serve as the principal liaison between the non-management directors and the Chair. Mr. Baker currently serves as our Lead Independent Director, providing effective, independent leadership of our Board through his clearly defined and robust set of roles and responsibilities.

Our Corporate Governance Guidelines require that both the Chairman and Lead Independent Director be elected annually by the independent, non-management directors, which ensures that the leadership structure is reviewed at least annually. The Board is committed to continuing to seek shareholder feedback on its approach as part of its ongoing shareholder outreach efforts, and will continue to reassess its Board leadership structure on a regular basis.

Douglas M. Baker, Jr. Lead independent director Regular duties: Has the authority to convene meetings of the Board and executive sessions consisting solely of independent directors at every meeting; Presides at all meetings of the Board of Directors at which the Chair is not present, including executive sessions of independent directors; Conducts the annual performance reviews of the CEO, with input from the other independent directors, and serves as the primary liaison between the CEO and the independent directors; Provides insights to the Human Resources &Compensation Committee as it annually reviews the performance of the CEO for purposes of all elements of the CEO’s compensation; Approves meeting schedules, agendas and the information furnished to the Board to ensure that the Board has adequate time and information for discussion; Is expected to engage in consultation and direct communication with major shareholders, as appropriate; Coordinates with the CEO to establish minimum expectations for non-management directors to consistently monitor Target’s retail operations and those of our competitors; and Consults with the Nominating &Governance Committee regarding Board and Committee composition, Committee Chair selection, the annual performance review of the Board and its Committees, and director succession planning. Annual election: Elected annually by the independent, non-management directors. Service: As a guideline, the Lead Independent Director should serve in that capacity for no more than four to six years.

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Committees

The Board has the following Committees and Committee composition as of the date of this proxy statement. All members of each Committee are independent directors. Each Committee operates under a written Charter, a current copy of which is available on our company website, as described in Question 14 on page 65.

Audit & Finance Committee(1) Responsibilities Assists the Board in overseeing our financial reporting process, including the integrity of our financial statements and internal controls, the independent auditor’s qualifications and independence, performance of our internal audit function and approval of transactions with related persons Prepares the “Report of the Audit &Finance Committee” on page 56 and performs the duties and activities described in that report Discusses with management our positions with respect to income and other tax obligations Reviews with management our risk assessment and management policies and our major financial, accounting and compliance risk exposures; conducts a joint meeting annually with the Risk &Compliance Committee to review legal and regulatory risk and compliance matters Assists the Board in overseeing our financial policies, financial condition, including our liquidity position, funding requirements, ability to access the capital markets, interest rate exposures and policies regarding return of cash to shareholders Committee members Mr. Rice (Chair) Ms. Lozano Ms. Minnick Number of meetings during fiscal 2016 7 (1) The Board of Directors has determined that all members of the Audit &Finance Committee satisfy the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). The Board also determined that all members have acquired the attributes necessary to qualify them as “audit committee financial experts” as defined by applicable SEC rules. The determination for each of Ms. Lozano and Mr. Rice was based on past experiences as a principal financial officer, principal accounting officer, controller, public accountant or auditor, or actively supervising a person holding one of those positions. For Ms. Minnick, the determination was based on her experience with analyzing the financial statements and financial performance of portfolio companies of Lion Capital.

Human Resources &Compensation Committee(2) Responsibilities Reviews our compensation philosophy, selection and relative weightings of different compensation elements to balance risk, reward and retention objectives and the alignment of incentive compensation performance measures with our strategy Determines the composition and value of non-CEO executive officer compensation and makes recommendations with respect to CEO compensation to the independent members of the Board, who collectively have final approval authority Reviews the compensation provided to non-management directors and makes recommendations to the independent members of the Board Prepares the “Human Resources &Compensation Committee Report” on page 28 Oversees risks associated with our compensation policies and practices, and annually reviews with its compensation consultant whether those policies and practices create material risks to Target Oversees management development, evaluation and succession planning Committee members Ms. Mulcahy (Chair) Ms. Austin Mr. Darden Mr. De Castro Ms. Healey Mr. Knauss Number of meetings during fiscal 2016 4 (2) The Board of Directors has determined that all members of the Human Resources & Compensation Committee satisfy the applicable compensation committee independence requirements of the NYSE and the SEC.

Nominating &Governance Committee Responsibilities Oversees our corporate governance practices Leads director succession planning and identifies individuals qualified to become Board members Makes recommendations, in consultation with the Lead Independent Director, on overall composition of the Board, its Committees, and the selection of the Committee Chairs and the Lead Independent Director Leads the annual self-evaluation performance review of the Board and its Committees in consultation with the Lead Independent Director Oversees policies and practices regarding public advocacy and political activities Periodically reviews our Committee Charters and Corporate Governance Guidelines Committee members Mr. Baker (Chair) Mr. Darden Mr. Knauss Ms. Lozano Number of meetings during fiscal 2016 3

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Risk &Compliance Committee Responsibilities Assists the Board in overseeing management’s identification and evaluation of our principal operational, business and compliance risks, including our risk management framework and the policies, procedures and practices employed to manage risks Oversees and monitors the effectiveness of our business ethics and compliance program Supports the Audit & Finance Committee in oversight of compliance with legal and regulatory requirements Committee members Mr. Salazar (Chair) Ms. Austin Mr. Baker Mr. Edwards Ms. Mulcahy Mr. Rice Number of meetings during fiscal 2016 5

Infrastructure & Investment Committee Responsibilities Assists the Board in overseeing our investment activity, including alignment of investments with our strategy and evaluating the effectiveness of investment decisions Oversees management’s resource allocation plans regarding infrastructure requirements Reviews management’s plans for business development, business acquisitions and other significant business relationships, including alignment of opportunities with our strategic objectives, expected return on investment and post-acquisition integration and performance of acquired businesses Committee members Mr. Edwards (Chair) Mr. De Castro Ms. Healey Ms. Minnick Mr. Salazar Number of meetings during fiscal 2016 3

Committee composition and leadership

The Board appoints members of its Committees on an annual basis, with the Nominating & Governance Committee reviewing and recommending Committee membership, and assignments rotate periodically. The following considerations provide the framework for determining Committee composition and leadership:

●	The guideline for rotating Committee Chair assignments is four to six years, and six to twelve months before the date of a director’s anticipated retirement from the Board;
●	The Board seeks to have directors on two to three Committees;
●	The Board considers a number of factors in deciding Committee composition, including individual director experience and qualifications, prior Committee experience and increased time commitments for directors serving as a Committee Chair or Lead Independent Director;
●	By virtue of the position, the Lead Independent Director is a member of the Nominating & Governance Committee; and
●	To enhance risk oversight coordination, each Committee Chair serves on the Risk & Compliance Committee.

As part of the Nominating & Governance Committee’s annual review, in November 2016 Roxanne Austin was added to the Human Resources & Compensation Committee with the intention that she will become Chair of the Human Resources & Compensation Committee when Anne Mulcahy retires from the Board when her current term ends at the Annual Meeting.

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Risk oversight

A summary of the allocation of general risk oversight functions among management, the Board and its Committees is as follows:

Board of Directors Continuous oversight of overall risks, with emphasis on strategic risks, as well as reputation and corporate social responsibility efforts Audit & Finance Committee Financial reporting, internal controls and financial risks Risk & Compliance Committee Principal operating, business, and compliance risks, including information security and incident response Human Resources & Compensation Committee Compensation policies, practices and incentive-related risks, organizational talent and culture, and management succession risks Nominating & Governance Committee Governance structure, Board succession and public policy engagement risks Infrastructure & Investment Committee Risks related to capital expenditures, major expense commitments and infrastructure needs Management Identification, assessment and management of risks

The primary responsibility for the identification, assessment and management of the various risks that we face belongs with management. At the management level, risks are prioritized and assigned to senior leaders based on the risk’s relationship to the leader’s business area and focus. Those senior leaders develop plans to address the risks and measure the progress of risk management efforts. Our Chief Risk & Compliance Officer provides centralized oversight of Target’s enterprise risk management program. Our Chairman and CEO and his direct reports meet regularly with the Chief Risk & Compliance Officer to identify, assess and manage risks facing the business. In addition, the Chief Risk & Compliance Officer and other enterprise risk management team members regularly meet with leaders of business areas to inform, coordinate and manage the enterprise risk management program.

The Board’s oversight of these risks occurs as an integral and continuous part of the Board’s oversight of our business and seeks to ensure that management has in place processes to deal appropriately with risk. For example, our principal strategic risks are reviewed as part of the Board’s regular discussion and consideration of our strategy, and the alignment of specific initiatives with that strategy. Similarly, at every meeting the Board reviews the principal factors influencing our operating results, including the competitive environment, and discusses with our senior executive officers the major events, activities and challenges affecting the company. The Board’s ongoing oversight of risk also occurs at the Board Committee level on a more focused basis. To help coordinate the oversight of different risks, each Committee Chair is a member of the Risk & Compliance Committee. The Chief Risk & Compliance Officer annually presents an overview of the enterprise risk management program to the Board’s Risk & Compliance Committee and provides them with regular updates on the program and status of key risks facing the business. In addition, the Risk & Compliance Committee and Audit & Finance Committee annually conduct a joint meeting to review legal and regulatory risk and compliance matters.

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Our capital allocation policy and priorities

Three capital allocation priorities

Development and execution of our capital allocation policy are primarily the responsibility of our management and are overseen by the Board and its Committees. Our management follows a disciplined and balanced approach to capital allocation based on the following priorities, ranked in order of importance:

Priorities	Description
1. Investing in our Business	Fully invest in opportunities to grow our business profitably, create sustainable long-term value, and maintain our current operations and assets
2. Annual Dividend	Maintain a competitive quarterly dividend and seek to grow it annually
3. Share Repurchase	Return excess cash to shareholders by repurchasing shares within the limits of our credit rating goals

Dividend and share repurchase philosophy

Our business generates more cash than we currently need to fully invest in the growth and long-term health of our business, so we return excess cash to shareholders through an appropriate balance between dividends and share repurchase. We believe that both dividends and share repurchases serve important purposes. We believe that our dividend should be competitive, reliable and sustainable. We also believe that share repurchase is the most effective way to return any excess cash to shareholders after we have met our other priorities of fully investing in our business and maintaining a competitive dividend, because it allows shareholders to redeploy the cash as they choose, while providing us with appropriate flexibility to respond to changes in our operating performance and investment opportunities. For example, we suspended all share repurchase activity for a period from the middle of 2013 through early 2015 in response to changes in our operating performance, but we continued to invest in our business, maintained our quarterly dividend and grew our annual dividend during the entire period.

Capital allocation oversight

The Board of Directors and its Committees share responsibility for overseeing capital allocation among our three capital allocation priorities:

Responsible party	General oversight area	Description of responsibilities
Board of Directors	All Capital Allocation Priorities	●	Balance three main priorities appropriately for the growth and long-term health of our business and shareholders
		●	Review annual and long-term capital and operating plans, including planned share repurchase activities
		●	Authorize dividends and share repurchase programs
Infrastructure & Investment Committee	Investing in Our Business	●	Monitor the overall level of investments in opportunities to create sustainable long-term value
		●	Review alignment of investments with our strategies
		●	Evaluate effectiveness of investments in achieving appropriate returns
Audit & Finance Committee	Annual Dividend and Share Repurchase Priorities	●	Oversee liquidity to support operations and investments
		●	Evaluate capacity for and competitiveness of annual dividends
		●	Monitor execution of share repurchase activity
		●	Review management’s credit rating goals
		●	Provide recommendations to full Board on amount of dividends and share repurchase authorization levels
Human Resources & Compensation Committee	Compensation Effects of All Capital Allocation Priorities	●	Consider effects of our capital allocation strategy during compensation plan design and goal-setting process
		●	Receive regular performance updates
		●	Retain ability to use discretion to adjust payouts where extraordinary circumstances occur

The mix of responsibilities between the Board of Directors and its Committees ensures that we are fully investing in the growth and long-term health of our business and pursuing our strategic priorities. In addition, it ensures that distribution of any cash remaining after investing our business is in the best interests of shareholders and without unintended consequences.

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Board’s role in management evaluations and management succession planning

One of the primary responsibilities of the Board is to ensure that Target has a high-performing management team in place. On an annual basis, the Board conducts a detailed review of management development and succession planning activities to maximize the pool of internal candidates who can assume top management positions without undue interruption. In addition to the annual review, the Human Resources & Compensation Committee conducts regular reviews of talent development and succession planning activities with a deeper focus than the full Board review, emphasizing career development of promising management talent.

Corporate responsibility and reputation

Target recognizes that environmental, social and governance issues are of increasing importance to many investors. We have a longstanding dedication to improving the communities where we operate. We know that working together with our team members, guests, suppliers and communities creates better outcomes on issues that matter to us all. Corporate social responsibility is an enterprise-wide commitment informed by and integrated into our business strategy.

We are especially proud that since 1946, we have given 5 percent of our profit to communities. Our Board of Directors monitors and supports corporate responsibility efforts, and we publish an annual Corporate Social Responsibility Report, which uses the Global Reporting Initiative framework, to share our work.

Our most recent report, published in June 2016, covers a variety of topics, including responsible sourcing practices, diversity and inclusion, responsible products, environmental standards, stakeholder engagement, corporate philanthropy and volunteerism. Through our Corporate Social Responsibility reports, we set goals in a variety of areas, including those relating to the environment and sustainability, and report our progress on those goals. A copy of our most recent Corporate Social Responsibility Report is available on our company website, as described in Question 14 on page 65.

Board and shareholder meeting attendance

The Board of Directors met six times during fiscal 2016. All directors attended at least 75% of the aggregate total of meetings of the Board and Board Committees on which the director served during the last fiscal year.

Thirteen of our fourteen then-serving directors attended our June 2016 Annual Meeting of Shareholders. The Board has a policy requiring all directors to attend all annual meetings of shareholders, absent extraordinary circumstances.

Director independence

The Board of Directors believes that a majority of its members should be independent directors. The Board annually reviews all relationships that directors have with Target to affirmatively determine whether the directors are independent. If a director has a material relationship with Target, that director is not independent. The listing standards of the NYSE detail certain relationships that, if present, preclude a finding of independence.

Given recent investor focus on the impact of director tenure on independence, the Board also specifically considered each director’s length of service on the Board in making its annual independence determination. Specifically, the Board determined that Ms. Austin and Mr. Darden, each of whom are up for re-election and have served on the Board for more than 12 years, continue to demonstrate the independence of judgment expected of independent directors.

The Board affirmatively determined that all non-management directors are independent. Mr. Cornell is the only management director and is not independent. The Board specifically considered the following transactions and concluded that none of the transactions impaired any director’s independence. In addition, none of the transactions are related-party transactions because none of the directors have a direct or indirect material interest in the listed transactions.

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% of entity’s annual
revenues in each of
Director	Entity and relationship	Transactions	last 3 years
Douglas M. Baker, Jr.	Ecolab Inc. Chairman & CEO	We purchase supplies, servicing, repairs and merchandise from Ecolab.	Less than 0.01%
Mary E. Minnick	Each portfolio company of Lion Capital(1) Partner in Lion Capital	We purchase merchandise for resale from portfolio companies of Lion Capital.	Less than 2% of each portfolio company
Anne M. Mulcahy	Save the Children Federation Former Chair of Board of Trustees	We make charitable contributions to Save the Children.	Less than 2%
Kenneth L. Salazar	WilmerHale Partner	In fiscal 2016, WilmerHale was engaged to provide legal services.(2)	Less than 1%
(1)	Ms. Minnick’s indirect ownership in each of these portfolio companies is less than 5%.
(2)	WilmerHale represented to us that: (a) Mr. Salazar’s compensation was not affected by the amount of legal services performed by WilmerHale for Target, (b) Mr. Salazar did not receive any of the fees from the Target relationship during each of the last three years and (c) Mr. Salazar will not receive any of the fees from the Target relationship in the future. Mr. Salazar does not personally provide any of the legal services to Target.

Policy on transactions with related persons

The Board of Directors has adopted a written policy requiring that any transaction: (a) involving Target; (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) where the amount involved exceeds $120,000 in any fiscal year, be approved or ratified by a majority of independent directors of the full Board or by a designated Committee of the Board. The Board has designated the Audit & Finance Committee as having responsibility for reviewing and approving all such transactions except those dealing with compensation of executive officers and directors, or their immediate family members, in which case it will be reviewed and approved by the Human Resources & Compensation Committee.

In determining whether to approve or ratify any such transaction, the independent directors or relevant Committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Target than those involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

We ratified two related party transactions in accordance with this policy during fiscal 2016. Both transactions dealt with compensation of immediate family members of one of our executive officers, Casey Carl, Executive Vice President & Chief Strategy & Innovation Officer. Mr. Carl’s brother joined Target in 2005, has been a team member in merchandising since that time and earned annual compensation of $180,116 in 2016. Mr. Carl’s sister-in-law joined Target in 2009, has been a team member in merchandising since that time and earned annual compensation of $315,318 in 2016. For each of these immediate family members, the compensation is commensurate with the immediate family member’s peers.

Business ethics and conduct

We are committed to conducting business lawfully and ethically. All of our directors and named executive officers, like all Target team members, are required to act at all times with honesty and integrity. Our Business Conduct Guide covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, confidentiality, vendor standards and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Our Business Conduct Guide also describes the means by which any employee can provide an anonymous report of an actual or apparent violation of our Business Conduct Guide.

We disclose any amendments to, or waivers from, any provision of our Business Conduct Guide involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver.

Communications with directors and shareholder outreach

Shareholders and other interested parties seeking to communicate with any individual director or group of directors may send correspondence to Target Board of Directors, c/o Corporate Secretary, 1000 Nicollet Mall, TPS-2670, Minneapolis, Minnesota 55403 or may send an email to BoardOfDirectors@target.com, which is managed by the Corporate Secretary. The Corporate Secretary, in turn, has been instructed by the Board to forward all communications, except those that are clearly unrelated to Board or shareholder matters, to the relevant Board members.

We regularly engage in outreach efforts with our shareholders, both large and small, relating to our business, compensation practices, and environmental, social and governance issues. We involve one or more independent directors in these conversations as appropriate. While we benefit from an ongoing dialogue with many of our shareholders, we recognize that we have not communicated directly with all of our shareholders. If you would like to engage with us, please send correspondence to Target Corporation, Attn: Investor Relations, 1000 Nicollet Mall, Minneapolis, Minnesota 55403 or email investorrelations@target.com.

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Item one	Election of directors

Election and nomination process

Our election process is backed by sound corporate governance principles:

●	All directors are elected annually;
●	Directors are elected under a “majority voting” standard – each director in an uncontested election must receive more votes “For” his or her election than votes “Against” in order to be elected; and
●	An incumbent director who is not re-elected must promptly offer to resign. The Nominating & Governance Committee will make a recommendation on the offer, and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale.

The Nominating & Governance Committee is responsible for identifying individuals qualified to become Board members and making recommendations on director nominees to the full Board. The Committee considers the following factors in its efforts to identify potential director candidates:

●	Input from the Board to identify the backgrounds or skill sets that are desired; and
●	Changes in our business strategy or operating environment and the future needs of the Board in light of anticipated director retirements under our Board tenure policies.

The Nominating & Governance Committee has retained a third-party search firm to assist in identifying director candidates and will also consider recommendations from shareholders. Any shareholder who wishes the Committee to consider a candidate should submit a written request and related information to our Corporate Secretary no later than December 31 of the calendar year preceding the next annual meeting of shareholders. Shareholders may also nominate director candidates directly if they comply with our bylaws, which are described in more detail in Question 18 “How do I submit a proposal or nominate a director candidate for the 2018 annual meeting of shareholders?” on page 66 of the proxy statement.

Determining board composition

The criteria the Board follows in determining the composition of the Board is simple: directors are to have broad perspective, experience, knowledge and independence of judgment. The Board as a whole should consist predominantly of persons with strong business backgrounds that span multiple industries. The Board does not have a specific policy regarding consideration of gender, ethnic or other diversity criteria in identifying director candidates. However, the Board has had a longstanding commitment to, and practice of, maintaining diverse representation on the Board. At least annually the Board seeks input from each of its members with respect to the current composition of the Board in light of changes in our current and future business strategies, as well as our operating environment, as a means to identify any backgrounds or skill sets that may be helpful in maintaining or improving alignment between Board composition and our business. In addition, we seek feedback from our shareholders regarding the backgrounds and skill sets that they would like to see represented on our Board. This input is then used by our Nominating & Governance Committee in its director search process.

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Board evaluations and refreshment

The Board regularly evaluates its performance to enhance Board functioning and the effectiveness of the Board-management relationship.

Self-evaluation The Nominating & Governance Committee, in consultation with the Lead Independent Director, annually leads the performance review of the Board and its Committees. In 2016, the Board self-evaluation involved a survey completed by each director about the Board and the Committees on which the director served, followed by individual interviews. Following completion of the interviews, the results were discussed by the full Board and each Committee. In 2016, the Board self-evaluation was administered by the Corporate Secretary’s office. The annual self-evaluation has periodically been conducted by a third-party consultant, as appropriate. The self-evaluation process seeks to obtain each director’s assessment of the effectiveness of the Board, the Committees and their leadership, Board and Committee composition and Board/management dynamics.

Corporate governance review Our Nominating & Governance Committee conducts an annual corporate governance review that compares our core corporate governance practices with prevailing best practices, emerging practices and evolving topics as indicated by current literature, corporate governance organizations and institutional shareholders.

The Board maintains tenure policies (contained in our Corporate Governance Guidelines) as a means of ensuring that the Board regularly benefits from a balanced mix of perspectives and experiences.

Tenure policies Term limit Directors may not serve on the Board for more than 20years Mandatory retirement Directors must retire at the end of the term in which they reach age72 Change in principal employment Directors must offer to resign upon any substantial change in principal employment

Our current Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors:

Tenure on board Less than 5 years 8 directors 5 to 10 years 1 director More than 10 years 4 directors Average director tenure 6.5 years 38% Female 62% Male Ethnic or racial diversity(1) 38% Diverse 62% Non-diverse

(1)	We define diverse directors as those that are ethnically or racially diverse. Our diverse directors are Mr. Darden, Ms. Healey, Ms. Lozano, Mr. Rice and Mr. Salazar.

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2017 nominees for director

After considering the recommendations of the Nominating & Governance Committee, the Board has set the number of directors at 12 and nominated all of the current directors to stand for re-election, except for Anne Mulcahy who will retire from the Board at the end of her current term. The Board believes that each of these nominees is qualified to serve as a director of Target and the specific qualifications of each nominee that were considered by the Board follow each nominee’s biographical description. Equally important, the Board believes that the combination of backgrounds, skills and experiences has produced a Board that is well-equipped to exercise oversight responsibilities on behalf of Target’s shareholders and other stakeholders.

The following table describes key characteristics of our business and the skills our Board collectively possesses.

Target’s business characteristics	Skills our board collectively possesses
Target is a large retailer that offers everyday essentials and fashionable, differentiated merchandise at discounted prices in stores and through digital channels.	Retail industry experience	Large retail or consumer products company experience.
Target’s scale and complexity requires aligning many different areas of our operations, including marketing, merchandising, supply chain, technology, human resources, property development, credit card servicing and our community and charitable activities.	Senior Leadership	Experience as executive officer level business leader or senior government leader.
Our brand is the cornerstone of our strategy to provide a relevant and affordable differentiated shopping experience for our guests.	Marketing or Brand Management	Marketing or managing well-known brands or the types of consumer products and services we sell.
We operate a large network of stores and distribution centers.	Real Estate	Real estate acquisitions and dispositions or property management experience.
We have a large and global workforce, which represents one of our key resources, as well as one of our largest operating expenses.	Workforce Management	Managing a large or global workforce.
Our business has become increasingly complex as we have expanded our offerings as well as the channels in which we deliver our shopping experience. This increased complexity requires sophisticated technology infrastructure.	Technology	Leadership and understanding of technology, digital platforms and new media, data security, and data analytics.
Our business involves sourcing merchandise domestically and internationally from a large number of vendors and distributing it through our network of distribution centers.	Multi-National Operations or Supply Chain Logistics	Executive officer roles at multi-national organizations or in global supply chain operations.
We are a large public company committed to disciplined financial and risk management, legal and regulatory compliance and accurate disclosure.	Finance or Risk Management	Public company management, financial stewardship or enterprise risk management experience.
To be successful, we must preserve, grow and leverage the value of our reputation with our guests, team members, the communities in which we operate and our shareholders.	Public Affairs or Corporate Governance	Public sector experience, community relations or corporate governance expertise.

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We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

Roxanne S. Austin Age 56 Director since 2002 Independent Committees Human Resources & Compensation Risk & Compliance Background Roxanne S. Austin is President of Austin Investment Advisors, a private investment and consulting firm, a position she has held since 2004. Ms. Austin also previously served as President & Chief Executive Officer of Move Networks, Inc., President & Chief Operating Officer of DIRECTV, Inc., Executive Vice President & Chief Financial Officer of Hughes Electronics Corporation and as a partner of Deloitte & Touche LLP. Qualifications Through her extensive management and operating roles, including her financial roles, Ms. Austin provides the Board with financial, operational and risk management expertise, and substantial knowledge of new media technologies. Other public company boards Current Past 5 years Abbott Laboratories LM Ericsson Telephone Company AbbVie Inc. Teledyne Technologies Incorporated

Douglas M. Baker, Jr. Age 58 Director since 2013 Lead Independent Director Committees Nominating & Governance (Chair) Risk & Compliance Background Douglas M. Baker, Jr., is Chairman & Chief Executive Officer of Ecolab Inc., a provider of water and hygiene services and technologies for the food, hospitality, industrial and energy markets. He has served as Chairman of the Board of Ecolab since May 2006 and Chief Executive Officer since July 2004. Qualifications Mr. Baker provides the Board with valuable global marketing, sales and general management experience, as well as operational and governance perspectives. His current role as CEO of a large publicly-held company provides the Board with additional top-level perspective in organizational management. Other public company boards Current Past 5 years Ecolab Inc. None U.S. Bancorp

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Brian C. Cornell Age 58 Director since 2014 Committees None Background Brian C. Cornell has served as Chairman of the Board & Chief Executive Officer of Target Corporation since August 2014. Mr. Cornell served as Chief Executive Officer of PepsiCo Americas Foods, a division of PepsiCo, Inc., a multinational food and beverage corporation, from March 2012 to July 2014. From April 2009 to January 2012, Mr. Cornell served as Chief Executive Officer & President of Sam’s Club, a division of Wal-Mart Stores, Inc., a discount retailer, and as an Executive Vice President of Wal-Mart Stores, Inc. Qualifications Through his more than 30 years in escalating leadership positions at leading retail and global consumer product companies, including three CEO roles and more than two decades doing business in North America, Asia, Europe and Latin America, Mr. Cornell provides meaningful leadership experience and retail knowledge. His past experience includes time as both a vendor partner and a competitor to Target, and he brings insights from those roles to the company today. Other public company boards Current Past 5 years Yum! Brands, Inc. Polaris Industries Inc.

Calvin Darden Age 67 Director since 2003 Independent Committees Human Resources & Compensation Nominating & Governance Background Calvin Darden is Chairman of Darden Putnam Energy & Logistics, LLC, a company that sells fuel products, a position he has held on a full-time basis since February 2015. From November 2009 to February 2015, he was Chairman of Darden Development Group, LLC, a real estate development company. Mr. Darden had a 33-year career with the United Parcel Service of America, Inc., an express carrier and package delivery company, and served in a variety of senior management positions, ending as Senior Vice President of U.S. Operations in February 2005. Qualifications Mr. Darden provides the Board with significant experience in supply chain networks, logistics, customer service and management of a large-scale workforce obtained over his career with United Parcel Service of America, Inc., and more recently has developed expertise in community relations and real estate development. Other public company boards Current Past 5 years Cardinal Health, Inc. Coca-Cola Enterprises, Inc.

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Henrique De Castro Age 51 Director since 2013 Independent Committees Human Resources & Compensation Infrastructure & Investment Background Henrique De Castro is the former Chief Operating Officer of Yahoo! Inc., a digital media company that delivers personalized digital content and experiences worldwide by offering online properties and services to users. He held that position from November 2012 to January 2014. He previously served at Google Inc., a company that builds technology products and provides services to organize information, as President, Partner Business Worldwide from March 2012 to November 2012 and as President, Global Media, Mobile & Platforms from June 2009 to March 2012. Qualifications Mr. De Castro provides the Board with valuable insight into media, mobile and technology platforms. His experiences at Yahoo! and Google, as well as his prior experience at Dell Inc., provides him with global perspectives on leading operations, strategy, partner management and revenue generation in the technology and media industries. Other public company boards Current Past 5 years None None

Robert L. Edwards Age 61 Director since 2015 Independent Committees Infrastructure & Investment (Chair) Risk & Compliance Background Robert L. Edwards is the former President & Chief Executive Officer of AB Acquisition LLC, a North American food and drug retail company, a position he held from January 2015 to April 2015 due to Albertsons’ acquisition of Safeway Inc. Mr. Edwards previously held several executive level positions with Safeway Inc., a United States food and drug retail company, including President & Chief Executive Officer from May 2013 to April 2015, President & Chief Financial Officer from April 2012 to May 2013, and Executive Vice President & Chief Financial Officer from March 2004 to April 2012. Qualifications Mr. Edwards provides the Board with substantial food and drug retail expertise and perspectives from his time at Safeway and Albertsons. In addition, his prior experiences as a CEO of a large publicly-held company and as CFO of multiple public companies provide the Board with extensive public company accounting and financial reporting expertise and a top-level perspective in organizational management. Other public company boards Current Past 5 years Blackhawk Network Holdings, Inc. Flextronics International Ltd. KKR Financial Holdings LLC Safeway Inc.

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Melanie L. Healey Age 56 Director since 2015 Independent Committees Human Resources & Compensation Infrastructure & Investment Background Melanie L. Healey is the former Group President, North America, of The Procter & Gamble Company, one of the world’s leading providers of branded consumer packaged goods, a position she held from January 2009 to December 2014. Ms. Healey also served as Group President & Advisor to the Chairman & Chief Executive Officer of The Procter & Gamble Company from January 2015 to July 2015. Qualifications Ms. Healey provides the Board with valuable strategic, branding, distribution and operating experience on a global scale obtained over her more than 30-year career in the consumer goods industry in three multinational companies (Procter & Gamble, Johnson & Johnson and S.C. Johnson & Sons). Her deep experience in marketing, including her 18 years outside the United States, provides the Board with strategic and operational leadership and critical insights into brand building and consumer marketing trends globally. Other public company boards Current Past 5 years PPG Industries, Inc. None Verizon Communications Inc.

Donald R. Knauss Age 66 Director since 2015 Independent Committees Human Resources & Compensation Nominating & Governance Background Donald R. Knauss is the former Executive Chairman of The Clorox Company, a leading multinational manufacturer and marketer of consumer and professional products, a position he held from November 2014 to June 2015. Mr. Knauss previously served as Chairman & Chief Executive Officer of The Clorox Company from October 2006 until November 2014. Qualifications Mr. Knauss possesses substantial senior management level experience in a variety of areas, including branded consumer products and consumer dynamics, manufacturing and supply chain, the retail environment, and sales and distribution, which strengthens the Board’s collective knowledge, capabilities and experience. Other public company boards Current Past 5 years Kellogg Company The Clorox Company McKesson Corporation URS Corporation

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Monica C. Lozano Age 60 Director since 2016 Independent Committees Audit & Finance Nominating & Governance Background Monica C. Lozano is the former Chairman of U.S. Hispanic Media, Inc., a leading Hispanic news and information company with outlets in Los Angeles, New York, Chicago and other U.S. cities, a position she held from June 2014 to January 2016. Ms. Lozano previously served ImpreMedia, LLC, a wholly owned subsidiary of U.S. Hispanic Media, Inc., as Chair from July 2012 to May 2014, and as Chief Executive Officer from May 2010 to May 2014. Ms. Lozano served as Publisher of La Opinion, a subsidiary of ImpreMedia, LLC, from 2004 to May 2014 and was Chief Executive Officer from 2004 to July 2012. Qualifications Ms. Lozano possesses substantial senior management experience in areas such as operations, marketing and strategic planning. She also has a deep understanding of issues that are important to Hispanics, a growing U.S. demographic. Ms. Lozano has board-level experience overseeing large organizations with diversified operations on matters such as governance, risk management and financial reporting. Other public company boards Current Past 5 years Bank of America Corporation The Walt Disney Company

Mary E. Minnick Age 57 Director since 2005 Independent Committees Audit & Finance Infrastructure & Investment Background Mary E. Minnick is a Partner of Lion Capital LLP, a consumer-focused private investment firm, a position she has held since May 2007. Ms. Minnick had a 23-year career with The Coca-Cola Company, a manufacturer, marketer and distributor of nonalcoholic beverage concentrates and syrups, and served in a variety of senior management positions, including Chief Operating Officer of the Asian region, Division President roles in the Japan, South Pacific and Asian regions, and ending as the company’s Chief Marketing Officer and Global President of Strategy and Innovation in February 2007. Qualifications Ms. Minnick provides the Board with substantial expertise in operations management, building brand awareness, product development, marketing, distribution and sales on a global scale obtained over her career with The Coca-Cola Company. Her current position with Lion Capital provides the Board with additional insights into the retail business and consumer marketing trends outside the United States. Other public company boards Current Past 5 years None Heineken NV The WhiteWave Foods Company

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Derica W. Rice Age 52 Director since 2007 Independent Committees Audit & Finance (Chair) Risk & Compliance Background Derica W. Rice is Executive Vice President, Global Services & Chief Financial Officer of Eli Lilly and Company, a pharmaceutical company, positions he has held since January 2010 and May 2006, respectively. Qualifications Mr. Rice’s career with Eli Lilly has provided him with substantial experience in managing worldwide financial operations. His expertise gives the Board additional skills in the areas of financial oversight, risk management and the alignment of financial and strategic initiatives. Other public company boards Current Past 5 years None None

Kenneth L. Salazar Age 62 Director since 2013 Independent Committees Risk & Compliance (Chair) Infrastructure & Investment Background Kenneth L. Salazar is a Partner at WilmerHale, a full service business law firm, a position he has held since June 2013. Previously, Mr. Salazar served as the U.S. Secretary of the Interior from 2009 to 2013, as U.S. Senator from Colorado from 2005 to 2009 and as Attorney General of Colorado from 1999 to 2005. Qualifications Mr. Salazar has substantial public policy experience at both the state and federal levels. Mr. Salazar provides the Board with additional insights on public policy issues, government regulation and leadership on matters involving multiple stakeholder stewardship. Other public company boards Current Past 5 years None None

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Stock ownership information

Stock ownership guidelines

Stock ownership that must be disclosed in this proxy statement includes shares directly or indirectly owned and shares issuable or options exercisable that the person has the right to acquire within 60 days. Our stock ownership guidelines vary from the required ownership disclosure in that they do not include any options, but do include share equivalents held under deferred compensation arrangements as well as unvested restricted stock units (RSUs) and performance-based RSUs (PBRSUs) at the minimum share payout. We believe our stock ownership guidelines for our directors and executive officers are aligned with shareholders’ interests because the guidelines reflect equity that has economic exposure to both upside and downside risk.

Ownership guidelines by position Directors Fixed value of $500,000 CEO 7x base salary Other NEOs 3x base salary Equity used to meet stock ownership guidelines Yes Outstanding shares that the person beneficially owns or is deemed to beneficially own, directly or indirectly, under the federal securities laws RSUs and PBRSUs (at their minimum share payout, which is 75% of the at-goal payout level), whether vested or unvested Deferred compensation amounts that are indexed to Target common stock, but ultimately paid in cash No Options, regardless of when they are exercisable Performance Share Units (PSUs) because their minimum share payout is 0% of the at-goal payout level

All directors and executive officers are expected to achieve the required levels of ownership under our stock ownership guidelines within five years of their election or appointment. If a director or executive officer has not satisfied the ownership guideline amounts within those first five years, he or she must retain all shares acquired on the vesting of equity awards or the exercise of stock options (in all cases net of exercise costs and taxes) until compliance is achieved. In addition, if an executive officer is below the ownership guideline amounts during the first five years after becoming an executive officer, he or she must retain at least 50% of all shares acquired on the vesting of equity awards or the exercise of stock options (in all cases net of exercise costs and taxes) until compliance is achieved.

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The following table shows the holdings of our current directors and NEOs recognized for purposes of our stock ownership guidelines as of March 29, 2017, and the respective ownership guidelines calculations.

	Shares			Total stock	Stock
	directly or			ownership for	ownership
	indirectly	RSUs &	Share	guidelines	guidelines
	owned	PBRSUs	equivalents	(# of shares)(1)	calculation
Directors					Total value(2)
Roxanne S. Austin	10,000	25,359	0	35,359	$1,950,049
Douglas M. Baker, Jr.	0	12,445	0	12,445	$686,342
Calvin Darden	0	25,359	803	26,162	$1,442,860
Henrique De Castro	0	15,335	0	15,335	$845,725
Robert L. Edwards	10,000	6,503	0	16,503	$910,140
Melanie L. Healey(3)	0	5,963	0	5,963	$328,859
Donald R. Knauss	10,000	6,503	0	16,503	$910,140
Monica C. Lozano(3)	0	4,856	0	4,856	$267,808
Mary E. Minnick	886	60,811	460	62,157	$3,427,932
Anne M. Mulcahy	7,114	33,199	0	40,313	$2,223,262
Derica W. Rice	0	55,301	0	55,301	$3,049,850
Kenneth L. Salazar	0	11,871	0	11,871	$654,686
Current named					Multiple of base
executive officers					salary(2)
Brian C. Cornell	128,416	118,856	8,497	255,770	10.9
Cathy R. Smith(4)	19,537	20,911	0	40,448	2.8
John J. Mulligan	65,624	42,735	19,804	128,163	7.1
Don H. Liu	4,000	53,557	0	57,557	4.9
Mark J. Tritton(4)	0	21,998	0	21,998	1.8
(1)	The “Total Stock Ownership” calculation, like the required disclosure of “Total Shares Beneficially Owned” on page 26, starts with “Shares Directly or Indirectly Owned” but differs by (a) excluding all options, regardless of whether they can be converted into common stock on or before May 28, 2017, and (b) including (i) share equivalents that are held under deferred compensation arrangements and (ii) RSUs and PBRSUs (at their minimum share payout, which is 75% of the at-goal payout level), whether vested or unvested, even if they will be converted into common stock more than 60 days from March 29, 2017.
(2)	Based on closing stock price of $55.15 as of March 29, 2017.
(3)	Ms. Healey joined the Board on November 11, 2015. Ms. Lozano joined the Board on March 9, 2016. They currently comply with our stock ownership guidelines because they have five years from those respective dates to meet the required $500,000 stock ownership level.
(4)	Ms. Smith became Executive Vice President & Chief Financial Officer on September 1, 2015, and Mr. Tritton became Executive Vice President & Chief Merchandising Officer on June 5, 2016. They currently comply with our stock ownership guidelines because they have five years from those respective dates to meet the required 3x base salary stock ownership level.

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Beneficial ownership of directors and officers

The following table includes information about the shares of Target common stock (our only outstanding class of equity securities) which are beneficially owned on March 29, 2017 or which the person has the right to acquire within 60 days of March 29, 2017 for each director, named executive officer in the Summary Compensation Table on page 42, and all current Target directors and executive officers as a group.

	Shares		Shares	Stock options
	directly or		issuable	exercisable	Total shares
	indirectly		within	within	beneficially
Directors	owned		60 days(1)	60 days	owned(2)
Roxanne S. Austin	10,000		23,557	20,392	53,949
Douglas M. Baker, Jr.	0		10,643	5,570	16,213
Calvin Darden	0		23,557	0	23,557
Henrique De Castro	0		13,533	5,570	19,103
Robert L. Edwards	10,000		4,701	0	14,701
Melanie L. Healey	0		4,161	0	4,161
Donald R. Knauss	10,000		4,701	0	14,701
Monica C. Lozano	0		3,054	0	3,054
Mary E. Minnick	886		59,009	0	59,895
Anne M. Mulcahy	7,114		31,397	19,368	57,879
Derica W. Rice	0		52,227	0	52,227
Kenneth L. Salazar	0		10,069	3,601	13,670
Named executive officers
Brian C. Cornell	128,416		0	0	128,416
Cathy R. Smith	19,537		0	0	19,537
John J. Mulligan	65,624		6,474	257,391	329,489
Don H. Liu(3)	4,000		0	0	4,000
Mark J. Tritton(3)	0		0	0	0
All current directors and executive officers
As a group (24 persons)	332,673	(4)	247,083	530,340	1,110,096
(1)	Includes shares of common stock that the named individuals may acquire on or before May 28, 2017 pursuant to the conversion of vested RSUs into common stock.
(2)	All directors and executive officers as a group own less than 1% of Target’s outstanding common stock. The persons listed have sole voting and investment power with respect to the shares listed.
(3)	Mr. Liu became Executive Vice President, Chief Legal Officer & Corporate Secretary on August 22, 2016, and Mr. Tritton became Executive Vice president & Chief Merchandising Officer on June 5, 2016.
(4)	Includes shares of common stock owned by executive officers in the Target 401(k) Plan as of March 29, 2017.

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Beneficial ownership of Target’s largest shareholders

The following table includes certain information about each person or entity known to us to be the beneficial owner of more than five percent of our common stock:

	Number of
Name and address	common shares	Percent of
of >5% beneficial owner	beneficially owned	class(1)
State Street Corporation	51,204,237(2)	9.3%
One Lincoln Street
Boston, Massachusetts 02111
The Vanguard Group	40,599,172(3)	7.4%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
BlackRock, Inc.	38,296,297(4)	6.9%
55 East 52nd Street
New York, New York 10055
(1)	Based on shares outstanding on March 29, 2017.
(2)	State Street Corporation (State Street) reported its direct and indirect beneficial ownership in various fiduciary capacities (including as trustee under Target’s 401(k) Plan) on a Schedule 13G filed with the SEC on February 14, 2017. The filing indicates that as of December 31, 2016, State Street had sole voting power for 0 shares, shared voting power for 51,204,237 shares, sole dispositive power for 0 shares and shared dispositive power for 51,204,237 shares.
(3)	The Vanguard Group (Vanguard) reported its direct and indirect beneficial ownership on a Schedule 13G/A filed with the SEC on February 10, 2017. The filing indicates that as of December 31, 2016, Vanguard had sole voting power for 887,398 shares, shared voting power for 121,104 shares, sole dispositive power for 39,595,350 shares and shared dispositive power for 1,003,822 shares.
(4)	BlackRock, Inc. (BlackRock) reported its direct and indirect beneficial ownership on a Schedule 13G/A filed with the SEC on January 27, 2017. The filing indicates that as of December 31, 2016, BlackRock had sole voting power for 31,784,390 shares, shared voting power for 19,504 shares, sole dispositive power for 38,276,793 shares and shared dispositive power for 19,504 shares.

Section 16(a) beneficial ownership reporting compliance

SEC rules require disclosure of those directors, officers and beneficial owners of more than 10% of our common stock who fail to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Based solely on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended January 28, 2017, all Section 16(a) filing requirements were met.

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Human Resources & Compensation Committee Report

The Human Resources & Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and discussion, the Human Resources & Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.

Human Resources & Compensation Committee

Anne M. Mulcahy, Chair

Roxanne S. Austin

Calvin Darden

Henrique De Castro

Melanie L. Healey

Donald R. Knauss

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (CD&A) focuses on how our Named Executive Officers (NEOs) were compensated for fiscal 2016 (January 31, 2016 through January 28, 2017) and how their fiscal 2016 compensation aligns with our pay for performance philosophy.

For fiscal 2016, our NEOs were:

Name and principal position Brian C. Cornell Chairman & Chief Executive Officer Cathy R. Smith Executive Vice President & Chief Financial Officer John J. Mulligan Executive Vice President & Chief Operating Officer Don H. Liu Executive Vice President, Chief Legal Officer & Corporate Secretary Mark J. Tritton Executive Vice President & Chief Merchandising Officer

On June 5, 2016, Mr. Tritton joined Target as Executive Vice President & Chief Merchandising Officer. On August 22, 2016, Mr. Liu joined Target as Executive Vice President, Chief Legal Officer & Corporate Secretary.

Our CD&A is divided into the following sections:

Executive summary	29

Our performance framework for executive compensation	33

Other benefit elements	38

Compensation governance	39

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Executive summary

Guiding principles of our compensation program

We believe executive compensation should be directly linked to performance and the creation of long-term value for our shareholders. With that in mind, the three guiding principles of our compensation program are to:

●	Attract, retain and motivate a premier management team to sustain our distinctive brand and its competitive advantage in the marketplace
●	Provide a framework that encourages outstanding financial results and shareholder returns over the long-term
●	Deliver on our pay for performance philosophy in support of our strategy

A significant portion of our executive compensation is at risk and therefore may vary from targeted compensation based upon the level of achievement of specified performance objectives and stock price performance.

Shareholder support for our 2016 advisory vote on executive compensation and shareholder outreach program

At our June 2016 annual meeting of shareholders, shareholders approved our Say on Pay proposal in support of our executive compensation program by 96.4%, consistent with the fiscal 2015 vote of 96.6%. We believe open dialogue with our shareholders and incorporation of their feedback into our executive compensation program has been instrumental in obtaining shareholder support for our compensation program’s design and direction.

We regularly engage in outreach efforts with our shareholders relating to a variety of topics and involve one or more independent directors in these conversations as appropriate. We use the information gathered through these outreach efforts to help inform our compensation decisions. We look forward to continued dialogue on compensation matters and other issues relevant to our business.

Summary of key compensation decisions made in fiscal 2016

Topic	Description	More information
Financial Component of STIP	Based on below threshold performance for fiscal 2016, the financial component of our short-term incentive plan (STIP) had a zero payout. Therefore, our CEO did not receive a STIP payout for the year.
Team Scorecard Component of STIP	Beginning in fiscal 2016 and to replace the personal performance component of the non-CEO NEOs’ STIP, we introduced the team scorecard. The scorecard was designed to strongly align non-CEO NEO pay opportunity to our strategy, focusing on certain key initiatives believed to ensure a foundation for future growth.
Strategic Alignment Award Payout	Strategic Alignment Awards were granted in 2015 to connect the management team’s pay with performance in achieving goals designed to reposition Target and drive long-term growth consistent with our key priorities. Payout of these awards was based on important absolute metrics, each selected to drive focused outcomes that complement the relative performance metrics in our annual long-term incentive (LTI) awards.
NEO New Hire Compensation	As part of the offers given to Mr. Tritton and Mr. Liu to join Target, the Human Resources & Compensation Committee approved sign-on bonuses, make-whole RSUs and pro-rata equity grants consisting of PSUs and PBRSUs.

For context to understand the key compensation decisions made in fiscal 2016, it is also important to understand a compensation decision that took place after the end of fiscal 2016. At our February 2017 Financial Community meeting, we announced that Target is aggressively accelerating investments in its strategic initiatives, including:

●	An expected capital investment of over $2 billion in fiscal 2017, and over $7 billion expected in the next three years, principally in store remodels, new small format stores, and digital and supply chain capabilities; and
●	A planned $1 billion investment in operating margin in fiscal 2017 to enhance the digital and in-store experience of our guests.

These investments, which are intended to position Target for sustained and profitable sales growth and market share gains in the long-term, may result in lower near-term profitability that could negatively affect outstanding LTI awards granted before the decision to make those investments. Accordingly, with the perspective of this extensive long-term investment plan, in April 2017 the Board decided to grant price-vested stock options (Price-Vested Options) to maintain continuity of the executive team throughout this investment period, galvanize them around the key initiatives and reward success in this transformational effort. The Price-Vested Options serve as a supplemental compensation element based exclusively on stock price performance, to complement outstanding LTI awards through the investment period announced in February 2017. The Price-Vested Options have an effective grant date of May 22, 2017, the first trading day that begins after 72 hours following our first quarter earnings release, and the exercise price will be equal to the fair market value on the effective grant date. The key design features of the Price-Vested Options align management’s interests with shareholders:

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●	Vesting is Based on Both Time and Stock Price Criteria – The Price-Vested Options are not exercisable during the first three years and will become exercisable only if Target’s stock price exceeds a hurdle of $75 for 20 consecutive trading days within the seven-year term of the options.
●	The Stock Price Criteria are Challenging – The performance hurdle of $75 maintained for a period of 20 days is challenging, both in terms of historic stock price levels and in relation to our more recent share price following the February 2017 announcement. The $75 price hurdle represents a 40% premium over our closing price of $53.68 on April 17, 2017, the date the awards were approved. The $75 price hurdle is also well above our average price for the period between the February 2017 announcement and approval date, which was $54.62. The 20-consecutive day requirement helps to mitigate temporary stock price fluctuations from influencing potential gains. Finally, at any time prior to the effective grant date, the Board can decide not to issue the Price-Vested Options if it determines that unexpected circumstances have arisen which undermine the purpose of the Price-Vested Options, such as the stock price criteria becoming no longer sufficiently challenging.
●	Mandatory Post-Exercise Holding Period – The shares received upon exercise, net of exercise costs and taxes, are subject to a one-year post-exercise holding period, even if this period extends beyond termination of employment. During the post-exercise holding period, the shares received upon exercise may not be used by the executive in satisfying our stock ownership guidelines.
●	Strict Forfeiture Provisions – For voluntary terminations, Price-Vested Options are completely forfeited if the executive leaves within the first three years.
●	No Retirement-Based Extensions – Notably, and in contrast to the terms of our annual LTI awards, there are no retirement-based extensions of vesting or exercisability for these Price-Vested Options.
●	Relationship to Other Compensation Elements – 100% of our annual LTI grant features performance-based metrics that measure our performance relative to our peers. In addition, our outstanding PSUs feature an EPS Growth metric, which was affected by the February 2017 announcement to aggressively accelerate investments. The Committee believes the Price-Vested Options provide a market-based complement to the relative performance measures of the other outstanding compensation elements through the investment period announced in February 2017.

As a result of these actions, Mr. Cornell and each of the other NEOs would receive Price-Vested Options with effective grant date fair values of $2 million and $1 million, respectively. The grant date present value of the Price-Vested Options was considered in relation to the most recently completed fiscal year with the grant representing approximately 21% of CEO’s annual LTI grant for fiscal 2016. Because these awards were not granted in fiscal 2016, they will be reflected in the Summary Compensation Table for fiscal 2017.

Pay for performance

We provide our NEOs a mix of base salary, short-term and long-term incentives with compensation opportunities measured by a variety of time horizons to balance our near-term and long-term strategic goals. Our short-term incentives are based on annual absolute financial goals and progress made toward key strategic priorities. 100% of our LTI program features performance-based metrics and is tied to relative performance versus our retail peers over a three-year time period.

The charts below illustrate close alignment of executive compensation and our performance. The charts show actual payouts, as a percentage of goal, over the last five years for our STIP and PSU plans. PSU awards and STIP made up more than 65% of at-goal annual total direct compensation (TDC) for our NEOs in fiscal 2016. The calculation of our at-goal TDC is described on page 33. No payout was earned under the financial component of STIP for fiscal 2016; therefore our CEO did not receive a STIP payout. The fiscal 2016 STIP payout as a percentage of goal below reflects the team scorecard payout for our non-CEO NEOS.

As disclosed in prior proxy statements, PSUs spanning the 2012-2014, 2013-2015 and 2014-2016 performance periods and 2014 STIP payouts were forfeited for active executive officers (including current NEOs Mr. Cornell and Mr. Mulligan) when we did not meet the minimum performance condition under 162(m) for fiscal 2014, due to the discontinuation of Canadian operations. If the awards were not forfeited, the financial results versus our peers would have yielded payouts well below goal. Refer to page 37 for payout information on special, one-time Strategic Alignment Awards granted in 2015 to executive officers to re-connect pay with performance in achieving goals designed to re-position Target and drive long-term growth consistent with our key priorities.

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Performance highlights

The following highlights show our historical performance on key metrics we use in our executive compensation program over each of the last three years. Our performance on these metrics drives our compensation outcomes and provides context to our decisions in setting our goal levels under those metrics. These metrics, including the goal levels and actual results for fiscal 2016, are described in more detail in the narratives for each compensation element.

Total Adjusted Sales[1]
(in millions)

$75,000
$70,000
$65,000
$60,000
$68,469
$69,970
$69,495
2014
2015
2016

Segment EBIT[2]
(in millions)

$6,000
$5,500
$5,000
$4,500
$4,000
$4,708
$5,127
$4,965
2014
2015
2016

Adjusted EPS from Continuing Operations[3]

$6.0
$5.0
$4.0
$3.0
$2.0
$4.22
$4.69
$5.01
2014
2015
2016

After-Tax ROIC from Continuing Operations[4]

16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
12.4%
13.9%
15.0%
2014
2015
2016

(1)	Total Adjusted Sales is calculated by excluding pharmacy and clinic sales for fiscal 2014-2016 GAAP from consolidated sales. This adjustment is made for comparison purposes due to the sale of the pharmacy and clinic business to CVS at the end of fiscal 2015.
(2)	The computation of segment earnings before interest expense and income taxes (Segment EBIT) under GAAP is found in Note 30, Segment Reporting, to our consolidated financial statements for fiscal 2016. Incentive EBIT, which is one of the metrics we use in our short-term incentive plan, represents Segment EBIT on a pre-incentive compensation basis and is calculated by excluding incentive expense from our Segment EBIT.
(3)	Adjusted Earnings Per Share (EPS) from Continuing Operations is calculated by starting with GAAP EPS from Continuing Operations and excluding losses on early retirement of debt, the impact of the 2015 sale of our pharmacy and clinics business, 2015 restructuring costs, net expenses related to the 2013 data breach, and resolution of income tax matters. A reconciliation of Adjusted EPS from Continuing Operations to GAAP EPS from Continuing Operations can be found on page 21 of our annual report on Form 10-K for fiscal 2016.
(4)	After-Tax Return on Invested Capital (ROIC) from Continuing Operations is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. For 2015, the After-Tax ROIC from Continuing Operations for the trailing twelve months ended January 30, 2016 was 16.0%, but was 13.9% excluding the net gain on the sale of our pharmacy and clinic businesses.

Our performance has allowed us to fully invest in opportunities to grow our business profitably, create sustainable long-term value, maintain our current operations and assets and return excess capital to shareholders over the past three fiscal years.

Total three-year shareholder return 28% Dividends paid in the last three years $3.9B Since 2014, $3.9 billion has been returned to shareholders through dividends. 2016 increase in annual dividend per share 7.4% Our 45th successive year of dividend growth. Shares repurchased in the last three years $72 B Since 2014, $7.2 billion has been returned to shareholders through share repurchases.

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Target’s executive compensation practices

The following practices and policies ensure alignment of interests between shareholders and executives, and effective ongoing compensation governance.

Compensation practice	Target policy		More information
Pay for Performance	Yes	A significant percentage of the total direct compensation package features performance-based metrics, including 100% of our annual LTI.
Robust Stock Ownership Guidelines	Yes	We have stock ownership guidelines for executive officers of 7x base salary for CEO, 3x base salary for non-CEO executive officers and $500,000 for directors.
Annual Shareholder “Say on Pay”	Yes	We value our shareholders’ input on our executive compensation programs. Our Board of Directors seeks an annual non-binding advisory vote from shareholders to approve the executive compensation disclosed in our CD&A, tabular disclosures and related narrative of this proxy statement.
Double Trigger Change-in-Control	Yes	We grant equity awards that require both a change-in-control and an involuntary termination or voluntary termination with good reason before vesting.
Annual Compensation Risk Assessment	Yes	A risk assessment of our compensation programs is performed on an annual basis to ensure that our compensation programs and policies do not incentivize excessive risk-taking behavior.
Clawback Policy	Yes	Our policy allows recovery of incentive cash and equity compensation if it is earned based on inaccurate financial statements.
Independent Compensation Consultant	Yes	The Human Resources & Compensation Committee retains an independent compensation consultant to advise on the executive compensation program and practices.
Hedging of Company Stock	No	Executive officers and members of the Board of Directors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Target common stock owned by them.
Pledging of Company Stock	No	Executive officers and members of the Board of Directors may not directly or indirectly pledge Target common stock as collateral for any obligation.
Tax Gross-Ups	No	We do not provide tax gross-ups to our executive officers.
Dividends on Unearned Performance Awards	No	We do not pay dividends on unearned performance awards.
Repricing or Exchange of Underwater Stock Options	No	Our equity incentive plan does not permit repricing or exchange of underwater stock options without shareholder approval.
Employment Contracts	No	None of our current NEOs has an employment contract.

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Our performance framework for executive compensation

Our compensation programs are structured to align the interests of our executive officers with the interests of our shareholders and support our strategy based on the guiding principles discussed above. See the following page for more details on the elements of our compensation program.

(1)	Represents annual at-goal TDC, which includes: (a) base salary levels approved for that year, (b) STIP opportunity at-goal for performance for that year, and (c) annual LTI awards representing the aggregate grant date fair value of awards granted in January 2017. For this purpose, TDC excludes items shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation”.

How annual CEO pay is tied to performance The following pay elements are performance-based and represent a significant percentage of the total direct compensation package. STIP – Payouts range from 0% to 230% of goal when Incentive EBIT and Total Adjusted Sales performance levels are below threshold and at or above maximum, respectively. PSUs – Payouts range from 0% to 175% of goal depending on our performance relative to our retail peer group. PBRSUs – Payouts range from 75% to 125% of goal depending on TSR performance relative to our retail peer group.

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Elements of fiscal 2016 executive total direct compensation

Fixed Element Key characteristics Link to shareholder value How we determine amount Key decisions Base Salary Fixed compensation component payable in cash, representing less than 20% of TDC for our NEOs. Reviewed annually and adjusted when appropriate. A means to attract and retain talented executives capable of driving superior performance. Scope and complexity of each executive officer’s roles, individual skills, contributions, market data and prior experience. For fiscal 2016, one NEO received a base salary increase. See page 35. Performance- Based Short-Term Incentives Variable compensation component payable in cash based on performance against annually established financial goals and assessment of team performance (excluding CEO). Incentive targets are tied to achievement of key annual financial measures. NEOs other than the CEO are also evaluated against identified strategic initiatives important to driving profitable sales growth. Our CEO’s STIP is exclusively tied to financial measures. Financial component of award based on: - Incentive EBIT - Total Adjusted Sales For NEO STIP (excluding CEO), there is a team scorecard component based on the Human Resources & Compensation Committee’s assessment of management’s progress toward strategic priorities. For fiscal 2016, the financial component of our STIP resulted in 0% payout. Beginning in fiscal 2016, we replaced the personal performance component of NEO STIP (excluding CEO) with a team scorecard component, which paid out at 30% of salary. See page 35. Performance Share Unit Awards (75% of annual LTI grants) PSUs cliff vest at the end of the three-year performance period and payouts are based on relative three-year performance versus our retail peer group. PSUs recognize our executive officers for achieving superior long-term relative performance on three key metrics: - Market share change - EPS growth - After-tax ROIC Grant award levels based on individual performance, potential future contributions, historical grant amounts, retention considerations and market data. Actual award payout based on performance versus retail peer group over the three-year performance period. No significant changes from prior year grant levels and award terms. As previously disclosed, we did not meet the 162(m) minimum performance condition for fiscal 2014, effectively cancelling the fiscal 2012-2014, 2013-2015, and 2014- 2016 PSU awards. Performance-Based Restricted Stock Unit Awards (25% of annual LTI grants) PBRSUs cliff vest at the end of the three-year performance period with the number of shares based on relative three-year TSR performance versus our retail peer group. Fosters a culture of ownership, aligns the long-term interests of Target’s executive officers with our shareholders and rewards or penalizes based on relative TSR performance. Grant award levels based on individual performance, potential future contributions, historical grant amounts, retention considerations and market data. No significant changes from prior year grant levels and award terms. As previously disclosed, we did not meet the 162(m) minimum performance condition for fiscal 2014, effectively cancelling the fiscal 2014-2016 PBRSU award.

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Base salary

We provide base salary as a means to deliver a stable amount of cash compensation to our executive officers. In alignment with our pay for performance philosophy, it represents the smallest portion of TDC.

In January 2016, the Human Resources & Compensation Committee approved a fiscal 2016 base salary increase of $75,000 for Ms. Smith in recognition of her performance and market considerations. No other NEO received a base salary increase.

Short-term incentives

All NEOs are eligible to earn cash awards under our STIP program, which is designed to motivate and reward executives for performance on key annual measures. The financial component of our STIP program is based on two financial metrics to align our annual incentives with our strategy of driving growth, with an emphasis on profitability: Incentive EBIT (75%) and Total Adjusted Sales (25%). The CEO STIP design is exclusively based on the financial component. See the Performance Highlights tables and footnotes on page 31 for a description of how Incentive EBIT and Total Adjusted Sales are calculated from our financial statements.

For our non-CEO NEOs, 80% of their STIP is based on the financial component. The remaining 20% of their STIP is based on a team scorecard, designed to strongly align pay opportunity to Target’s strategic agenda. The team scorecard component is new for fiscal 2016 and replaced the personal component of STIP that was used for the non-CEO NEOs in prior years. The intent of the scorecard is to align the team around a key set of collective strategic priorities.

The following table shows financial and scorecard goals expressed as a percentage of salary.

*	CEO’s maximum: lesser of $7 million and 400% of base salary

Fiscal 2016 (payout as a % of salary) CEO Component Weight Threshold Goal Maximum Actual Payout % Financial (Incentive EBIT 75%, Total Adjusted Sales 25%)100% 75% 175% 400%* 0% Other NEOs Financial (Incentive EBIT 75%, Total Adjusted Sales 25%) 80% 16% 72% 160% 0% Scorecard 20% 4% 18% 40% 30% Total 20% 90% 200% 30%

Fiscal 2016 financial STIP performance

The final financial STIP goals were based on our overall 2016 performance goals, which were reviewed, discussed and approved by the independent members of the full Board at the beginning of the year. When approving these goals, the Human Resources & Compensation Committee takes into account our business strategies, the economic environment, and how the annual goal aligns with our long-range plan, including anticipated capital allocation needs.

Historically, STIP goals have proven rigorous. For fiscal 2016, our Incentive EBIT and Total Adjusted Sales goal amounts were $5,737 million and $71,622 million, respectively. Our actual Incentive EBIT and Total Adjusted Sales results of $5,114 million and $69,495 million resulted in below threshold performance and a $0 financial payout.

Based on below threshold financial performance, our CEO did not receive a STIP payout for fiscal 2016.

Fiscal 2016 team scorecard assessment

The team scorecard portion of the STIP for our non-CEO NEOs is based on the broad priorities of core retail foundations and guest initiatives. The team scorecard provides a general structure for discussing and measuring performance on a team basis for the management team, excluding our CEO. Throughout the year, our CEO provided the Human Resources & Compensation Committee interim assessments of team scorecard performance.

For fiscal 2016, primary team scorecard progress indicators identified at the beginning of the year included increased reliability across channels through out-of-stock management; improved stability in digital, stores and point of sale systems; and signature category growth within style, baby, kids and wellness that outperformed the total company.

Despite falling well short of the financial goals set at the beginning of the year, our management team drove meaningful progress against these key indicators. We delivered historically low out-of-stock rates for stores, digital and our top 2,000 items. We delivered significantly improved system stability and our digital systems flawlessly performed over the holiday season, which resulted in 100% availability of the website through all-time high peak volume. In our stores, team member satisfaction with systems was at a three-year high. Additionally our signature categories grew 3 percentage points faster than the total company, fueled by digital growth that outpaced the industry.

Taking into consideration the outcomes described above, the CEO recommended, and the Human Resources & Compensation Committee approved, a team scorecard payout of 30% of base salary for our non-CEO NEOs.

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Long-term incentives

To align our executive officers’ pay outcomes with long-term performance, 100% of our annual LTI grant features performance-based metrics and comprises the majority of each NEO’s total compensation.

Value of LTI awarded at grant

In determining the amount of individual LTI awards, the Human Resources & Compensation Committee considered each NEO’s performance during the fiscal year, potential future contributions, historical annual grant amounts and retention considerations, as well as market data for comparable executives from our retail and general industry peer groups. The annual LTI grants for our NEOs are made in January of each year (the last month of our fiscal year) to allow the Committee to include an assessment of our financial performance in determining grant levels.

The Human Resources & Compensation Committee made no changes to the NEOs’ annual LTI grants versus the prior year.

Mix of LTI

Once the total annual grant date present value for a NEO is determined, the Human Resources & Compensation Committee grants 75% of this value in PSUs and 25% in PBRSUs. Under this approach, strong long-term performance relative to peers on critical metrics becomes the key driver of compensation realized by executive officers.

PSUs

Our PSUs have a three-year performance period and are settled in stock. The plan payout is intended to reflect the same key metrics we use to manage our business and drive shareholder returns over time. Each metric is compared relative to our retail peer group and is intended to incent management to outperform the peer group over the long term. The three relative metrics used in our PSU plan are:

●	Change in Market Share. A company’s change in market share is calculated by determining the difference between (b) and (a) and dividing that difference by (a). The “market” is the sum of domestic net sales for us and our retail peer group.

(a)	The company’s domestic net sales in the baseline year is divided by the market’s domestic net sales for the baseline year.
(b)	The company’s domestic net sales in the final year of the performance period is divided by the market’s domestic net sales for the final year.

●	EPS Growth. The compound annual growth rate of our EPS from continuing operations versus the reported EPS from continuing operations of our retail peer group.
●	After-Tax ROIC. Three-year average net operating profit after-tax divided by average invested capital for both our results and our retail peer group, excluding discontinued operations.

With these three independent metrics, our PSU program supports the critical drivers of our success: to grow the top-line relative to the retail sector, to grow it profitably, and to ensure prudent deployment of capital to drive the business. The following example illustrates PSU payouts at various levels of performance:

For more information about our peer groups, see pages 39-40.

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PSU adjustments

The intent of our PSU program is to measure performance relative to our peer group on the previously described metrics. To achieve this measurement in an objective manner, we base the initial rankings on annual reported financial results of each member of the retail peer group and Target (unless determined otherwise at the time of grant). The Human Resources & Compensation Committee has reserved discretion to adjust the reported financial results for Target or any member of the retail peer group if it believes such adjustments necessary to properly gauge Target’s relative performance. Adjustments to Target and peer results, if any, are disclosed in the proxy in the year of payout.

Historically, adjustments to Target’s results have not been material in nature, eliminated items that did not reflect our core operations, and ultimately decreased participants’ resulting payouts. The only adjustment to our peers’ results historically has been a reduction in sales to remove the impact of the 53rd week in the retail accounting calendar to ensure consistency on relative market share comparisons.

2014-2016 PSU payout

We did not meet the 162(m) minimum performance condition for fiscal 2014 required to earn the 2014-2016 PSU payout.

PBRSUs

In January 2017, the Human Resources & Compensation Committee granted PBRSU awards in connection with fiscal 2016 performance. The PBRSU amount will be adjusted up or down by 25 percentage points if Target’s TSR is in the top one-third or bottom one-third for the retail peer group, respectively, over the three-year vesting period. These stock-settled awards cliff vest at the end of the three-year performance period.

PBRSU payout schedule
TSR performance ranking(1)	Percent of goal
1-6	125%
7-12	100%
13-18	75%
(1)	The retail peers for PBRSUs exclude Publix. The value of Publix’s stock price is established on an annual basis, making them an inappropriate comparator for the purpose of assessing our relative TSR performance.

2014-2016 PBRSU payout

We did not meet the 162(m) minimum performance condition for fiscal 2014 required to earn a payout for the 2014-2016 PBRSU performance period, so the PBRSUs for that performance period were forfeited.

Strategic alignment award payout

As described in our CD&A the past two years, Strategic Alignment Awards were granted and reported as compensation in 2015 to connect the management team’s pay with performance in achieving goals designed to reposition Target and drive long-term growth consistent with our key priorities. Shareholder feedback gained in 2015 informed our decision to grant these one-time awards.

Payout of these awards was based on important absolute metrics, each selected to drive focused outcomes that complement the relative performance metrics in our annual LTI awards. The core metrics include total sales growth, digital channel sales growth, and earnings before interest and taxes growth, which can deliver up to 150% of goal payout. Additionally, ROIC can modify awards upward by 50% of goal payout for a total maximum payout of 200% of goal. Payouts are based on fiscal 2015 and fiscal 2016 performance and assessed based on the metrics below and paid out in March 2017 at 104.7% of goal, as detailed below.

Core Metrics Goal Actual Actual Payout % Sales compound annual growth rate (CAGR) 3.0% 0.7% 23.3% Digital channel sales CAGR 30.0% 26.6% 88.7% Segment EBIT dollar growth (in millions) $500 $261 52.2% ROIC Modifier 13.75% 15.0% 50.0% Total Payout Calculation (expressed as a % of goal) Average of Core Metrics 54.7% + ROIC Modifier 50.0% Total Payout 104.7%

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Competitive sign-on compensation related to new hires

On June 5, 2016, Mr. Tritton joined Target as Executive Vice President & Chief Merchandising Officer. To attract Mr. Tritton to Target, he received a sign-on bonus of $500,000, RSUs valued at $1 million which cliff vest three years from the grant date and pro-rata equity grants consisting of PSUs and PBRSUs valued at $1 million. In addition, he received a STIP payout for fiscal 2016 performance pro-rated based on his hire date.

On August 22, 2016, Mr. Liu joined Target as Executive Vice President & Chief Legal Officer and Corporate Secretary. To attract Mr. Liu to Target, he received a sign-on bonus of $500,000, RSUs valued at $3 million, which ratably vest over three years, and pro-rata equity grants consisting of PSUs and PBRSUs valued at $1.5 million. In addition, he received a STIP payout for fiscal 2016 performance pro-rated based on his hire date.

Sign-on compensation for Mr. Tritton and Mr. Liu is reflective of their respective significant experience and was designed to orient a meaningful portion of their compensation to common goals shared by the other NEOs on terms consistent with the awards granted to Target’s other executive officers in January 2016. The respective RSU grants to Mr. Tritton and Mr. Liu were designed to make them whole for compensation they forfeited from their former employers when they joined Target (Make-Whole RSUs).

We have a relocation policy that provides a transfer allowance and pays for certain expenses, including travel related to finding a new home, moving family and reporting to work, home sale assistance for selling a current home and purchasing a new home, interim living and moving personal property. Mr. Tritton and Mr. Liu received approximately $475,000 and $250,000, respectively, in benefits under our relocation policy to help facilitate their moves to our corporate office. The entire relocation benefit is subject to repayment if the recipient voluntarily leaves Target at any time during the recipient’s first 36 months with the company. No tax gross-up is provided for the relocation benefit.

Other benefit elements

We offer other benefit components designed to encourage retention of key talent including:

●	Pension plan. No pension plan is available to any employee hired after January 2009. We maintain a pension plan for team members hired prior to January 2009 who meet certain eligibility criteria. We also maintain supplemental pension plans for those team members who are subject to IRS limits on the basic pension plan or whose pensions are adversely impacted by participating in our deferred compensation plan. Our pension formula under these plans is the same for all participants—there are no enhanced benefits provided to executive officers beyond extending the pension formula to earnings above the qualified plan limits or contributed to our deferred compensation plan.
●	401(k) plan. Available to all team members who work more than 1,000 hours for the company. There is no enhanced benefit for executives.
●	Deferred compensation plan. For a broad management group (approximately 3,500 eligible team members), we offer a non-qualified, unfunded, individual account deferred compensation plan. The plan has investment options that mirror our 401(k) plan.
●	Perquisites. We provide certain perquisites to our executive officers, principally to allow them to devote more time to our business and to promote their health and safety. The Human Resources & Compensation Committee reviews these perquisites annually to ensure they are consistent with our philosophy and appropriate in magnitude. Mr. Cornell is only eligible for perquisites that support his safety, health and well-being—home security, parking, executive physical and personal use of company-owned aircraft for security reasons. Mr. Cornell is required to reimburse Target for the incremental costs of using company-owned aircraft for personal purposes if his personal use exceeds $175,000 per year. Mr. Cornell did not exceed that amount in fiscal 2016.

Greater detail on these components is provided in the tables that follow the Summary Compensation Table on page 42.

Income continuance

None of our NEOs has an employment contract, enhanced change-of-control benefits or rights to tax gross-ups. We provide an Income Continuance Policy (ICP) to executive officers who are involuntarily terminated without cause to assist in their occupational transitions. The maximum payment under this policy (paid during regular pay cycles over two years) is two times the sum of base salary and the average of the last three years of short-term incentive and personal performance payments. In addition, any NEO who receives severance payments under our ICP also receives a $30,000 allowance for outplacement services.

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Compensation governance

Process for determining executive compensation (including NEOS)

Human Resources & Compensation Committee

The Human Resources & Compensation Committee is responsible for determining the composition and value of our non-CEO executive officer pay packages and for developing a recommendation for our CEO’s pay package that is reviewed and approved by the independent directors of the full Board. The Human Resources & Compensation Committee receives assistance from two sources: (a) an independent compensation consulting firm, Semler Brossy Consulting Group (SBCG); and (b) our internal executive compensation staff, led by our Executive Vice President & Chief Human Resources Officer. All decisions regarding executive compensation and final recommendations to the independent members of the full Board are made solely by the Human Resources & Compensation Committee. The Human Resources & Compensation Committee may not delegate its primary responsibility of overseeing executive officer compensation, but it may delegate to management the administrative aspects of our compensation plans that do not involve the setting of compensation levels for executive officers.

Human Resources & Compensation Committee’s independent consultant

SBCG has been retained by and reports directly to the Human Resources & Compensation Committee and does not have any other consulting engagements with management or Target. The Committee assessed SBCG’s independence in light of the SEC and NYSE listing standards and determined that no conflict of interest or independence concerns exist.

With respect to CEO compensation, SBCG provides an independent recommendation to the Human Resources & Compensation Committee, in the form of a range of possible outcomes, for the Human Resources & Compensation Committee’s consideration. In developing its recommendation, SBCG relies on its understanding of Target’s business and compensation programs and SBCG’s independent research and analysis. SBCG does not meet with our CEO with respect to CEO compensation. SBCG also provides an independent assessment of the CEO’s recommendations on NEO compensation to the Human Resources & Compensation Committee.

Compensation of other executive officers and role of management

In developing compensation recommendations for other executive officers, the Executive Vice President & Chief Human Resources Officer provides our CEO with market data on pay levels and compensation design practices provided by management’s external compensation consultants, Willis Towers Watson and Korn Ferry Hay Group, covering our retail and general industry peer group companies. Management’s outside consultants do not have any interaction with either the Human Resources & Compensation Committee or our CEO, but do interact with the Executive Vice President & Chief Human Resources Officer and her staff. In addition to providing market data, management’s external compensation consultants perform other services for Target unrelated to the determination of executive compensation.

Our Executive Vice President & Chief Human Resources Officer and the CEO work together to develop our CEO’s compensation recommendations to the Human Resources & Compensation Committee for other executive officers. The CEO alone is responsible for providing final compensation recommendations for the other executive officers to the Human Resources & Compensation Committee.

Benchmarking using compensation peer groups

Peer group market positioning is another important factor considered in determining each executive officer’s TDC.

The TDC levels and elements described in the preceding pages are evaluated annually for each executive officer relative to our retail and general industry peer group companies. The market comparisons are determined by use of compensation data obtained from publicly available proxy statements analyzed by SBCG and proprietary survey data assembled by Willis Towers Watson and Korn Ferry Hay Group.

Due to a range of factors, including the scope of NEO positions, tenure in role and company-specific concerns, there is an imperfect comparability of NEO positions between companies. As such, market position served as a reference point in the TDC determination process rather than a formula-driven outcome.

The retail peer group was formulated based on an initial screen of companies in the Global Industry Classification Standard retailing index with revenue from core retail operations greater than $15 billion. The retail peer group is also used within our LTI plans. Target’s relative performance compared to this peer group on key metrics determines overall payout for our PSU and PBRSU awards.

General industry companies are also included as a peer group because they represent companies with whom we compete for talent. Like the selected retailers, the general industry companies are large and among the leaders in their industries.

The composition of the peer groups is reviewed annually to ensure it is appropriate in terms of company size and business focus, and any changes made are reviewed with SBCG and approved by the Human Resources & Compensation Committee. No changes were made to our peer groups in fiscal 2016. The companies included in the 2016 market comparisons are listed below.

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2016 peer groups Retail Amazon.com, Inc. Lowe’s Companies, Inc. Best Buy Co., Inc. Macy’s, Inc. Cost co Wholesale Corporation Publix Super Markets, Inc. CVS Health Corporation Rite Aid Corporation Dollar General Corporation Sears Holdings Corporation The Gap, Inc. Staples, Inc. The Home Depot, Inc. The TJX Companies, Inc. Kohl’s Corporation Walgreens Boots Alliance, Inc. The Kroger Co. Wal-Mart Stores, Inc. General industry 3M Company Johnson Controls, Inc. Abbott Laboratories McDonald’s Corporation Anthem, Inc. MetLife, Inc. Archer-Daniels-Midland Company Mondelez International, Inc. The Coca-Cola Company PepsiCo, Inc. Deere Company Pfizer Inc. The Dow Chemical Company The Procter & Gamble Company Express Scripts Holding Company Time Warner Inc. FedEx Corporation United Parcel Services, Inc. General Mills, Inc. UnitedHealth Group Incorporated Johnson & Johnson United Technologies Corporation

The following table summarizes our scale relative to our retail and general industry peer groups. The financial information reflects fiscal year end data available as of January 28, 2017:

	2016 peer group comparison(1)(2)
	Retail			General industry
	Revenues	Market cap	Employees	Revenues	Market cap	Employees
25th Percentile	$25,629	$9,240	125,250	$29,795	$51,324	53,942
Median	36,073	25,729	162,450	49,608	74,090	98,450
75th Percentile	109,124	81,467	227,100	67,101	149,355	182,650
Target Corporation	$69,495	$36,044	323,000	$69,495	$36,044	323,000
(1)	All amounts in millions, except employees.
(2)	Data Source: Equilar

Compensation policies and risk

As part of our regular review of our compensation practices, we conduct an analysis of whether our compensation policies and practices for our employees create material risks to the company. Our risk assessment is two pronged. First, we take a “tops-down” approach by evaluating whether our compensation programs and policies exacerbate top enterprise-wide risks. Next, we take a “bottoms-up” approach to assess the following key compensation risk areas: performance measures, pay mix, goal setting and performance curve, leverage, magnitude of pay, calculation of performance, participant communication, severance and corporate governance.

The results of this analysis, which concluded that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company, were reviewed by the Human Resources & Compensation Committee’s independent consultant and discussed with the Human Resources & Compensation Committee. More specifically, this conclusion was based on the following considerations:

Compensation risk considerations
Pay Mix	Compensation mix of base salary and short-term and long-term incentives provides compensation opportunities measured by a variety of time horizons to balance our near-term and long-term strategic goals.
Performance Metrics	A variety of distinct performance metrics are used in both the short-term and long-term incentive plans. This “portfolio” approach to performance metrics encourages focus on sustained and holistic overall company performance.
Performance Goals	Goals are approved by our independent directors and take into account our historical performance, current strategic initiatives and the expected macroeconomic environment. In addition, short-term and long-term incentive compensation programs are designed with payout curves and leverage that support our pay for performance philosophy.
Equity Incentives	Equity incentive programs and stock ownership guidelines are designed to align management and shareholder interests by providing vehicles for executive officers to accumulate and maintain an ownership position in the company.
Risk Mitigation Policies

We incorporate several risk mitigation policies into our officer compensation program, including:

● The Human Resources & Compensation Committee’s ability to use “negative discretion” to determine appropriate payouts under formula-based plans;

● A clawback policy to recover incentive compensation that was based on inaccurate financial statements;

● Stock ownership guidelines for executive officers and directors; and

● Anti-hedging and anti-pledging policies.

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Clawback policy

Our clawback policy, which covers all officers, allows for recovery of the following compensation elements:

●	All amounts paid under the Short-Term Incentive Plan (including any discretionary payments) that were paid with respect to any fiscal year that is restated; and
●	All awards under the Long-Term Incentive Plan whether exercised, vested, unvested, or deferred.

All demands for repayment are subject to Human Resources & Compensation Committees’s discretion. For an officer to be subject to recovery or cancellation under this policy, he or she must have engaged in intentional misconduct that contributed to the need for a restatement of our consolidated financial statements.

Anti-hedging and anti-pledging policy

Executive officers and members of the Board of Directors may not directly or indirectly engage in capital transactions intended to hedge or offset the market value of Target common stock owned by them, nor may they pledge Target common stock owned by them as collateral for any loan. All of our executive officers and members of the Board of Directors are in compliance with this policy.

Grant timing practices

The following practices regarding the timing of equity compensation grants have not been formalized in a written policy, but they have been regularly followed:

●	Our annual LTI grant date has been the date of our regularly scheduled January Board of Directors meeting. This meeting is scheduled more than one year in advance. The Board has retained discretion to change the annual grant date in the future under appropriate circumstances.
●	We have no practice or policy of coordinating or timing the release of company information around our grant dates.
●	On occasion we grant equity compensation to executive officers outside of our annual LTI grant cycle for new hires, promotions, recognition, retention or other purposes. If the grant date is after the approval date, it must be on a date specified at the time of approval.

Compensation tax policy

Our short-term and long-term compensation programs, including the compensation paid in fiscal 2016, are intended to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (IRC). These compensation programs are generally structured such that executive officers are entitled to receive a maximum payout amount upon achievement of a minimum performance condition determined by the Human Resources & Compensation Committee. The Human Resources & Compensation Committee then uses its negative discretion to determine the actual payout amount. The performance objectives that are communicated to our executive officers, which are described in detail above, guide the Human Resources & Compensation Committee’s exercise of its negative discretion to determine the actual payouts. We may provide non-deductible compensation in situations the Human Resources & Compensation Committee or our Board of Directors believes appropriate.

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Compensation tables

Summary compensation table

The following Summary Compensation table contains values calculated and disclosed according to SEC reporting requirements. Salary, Bonus, and Non-Equity Incentive Plan compensation amounts reflect the compensation earned during each fiscal year. Stock Awards reflect awards with a grant date during each fiscal year.

Name and principal position	Fiscal year	Salary	Bonus(1)	Stock awards(2)(3)	Option awards(2)	Non-equity incentive plan compensation(4)	Change in pension value and nonqualified deferred compensation earnings(5)	All other compensation(6)	Total
Brian C. Cornell Chairman & Chief Executive Officer	2016	$1,300,000	$0	$9,650,837	$0	$0	$0	$330,532	$11,281,369
	2015	$1,300,000	$0	$13,422,958	$0	$1,950,000	$0	$273,379	$16,946,337
	2014	$595,000	$48,390	$27,354,887	$0	$0	$0	$165,747	$28,164,024
Cathy R. Smith Executive Vice President & Chief Financial Officer	2016	$798,558	$240,000	$3,301,662	$0	$0	$0	$99,123	$4,439,343
	2015	$290,000	$608,750	$5,683,978	$0	$161,313	$0	$788,775	$7,532,815

John J. Mulligan Executive Vice President & Chief Operating Officer	2016	$1,000,000	$300,000	$5,079,385	$0	$0	$55,765	$595,493	$7,030,643
	2015	$1,000,000	$387,000	$8,091,035	$0	$534,000	$4,063	$377,385	$10,393,482
	2014	$919,231	$400,000	$4,555,603	$0	$0	$89,446	$328,348	$6,292,627
Don H. Liu Executive Vice President, Chief Legal Officer & Corporate Secretary	2016	$275,000	$597,500	$6,812,539	$0	$0	$0	$263,804	$7,948,843

Mark J. Tritton Executive Vice President & Chief Merchandising Officer	2016	$396,635	$625,000	$3,643,812	$0	$0	$0	$484,867	$5,150,313

(1)	For NEOs other than our CEO, the “Bonus” amount shows actual payouts earned under our Short-Term Incentive Plan for the team scorecard component in 2016 and the personal component for 2015. The CEO has no team scorecard or personal component to his Short-Term Incentive Plan payout. For Mr. Liu and Mr. Tritton, the “Bonus” amount for 2016 also includes $500,000 each for sign-on bonuses included in their new hire compensation.

(2)	Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with FASB ASC Topic 718. See Note 26, Share-Based Compensation, to our consolidated financial statements for fiscal 2016 and Note 26, Share-Based Compensation, to our consolidated financial statements for fiscal 2015 for a description of our accounting and the assumptions used.

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(3)	Represents the aggregate grant date fair value of PSUs and PBRSUs that were computed based on the probable outcome of the performance conditions as of the grant date. Actual payments will be based on degree of attainment of the performance conditions and our stock price on the settlement date. For Mr. Liu and Mr. Tritton, this also includes the aggregate grant date fair value of RSUs, PSUs and PBRSUs granted as part of their new hire compensation.
The range of payments for the PSUs granted in fiscal 2016 is as follows:

Name	Minimum amount	Amount reported	Maximum amount
Mr. Cornell
PSU Granted 1/11/17	$0	$7,125,037	$12,468,815
Ms. Smith
PSU Granted 1/11/17	$0	$2,437,545	$4,265,703
Mr. Mulligan
PSU Granted 1/11/17	$0	$3,750,008	$6,562,514
Mr. Liu
PSU Granted 8/22/16	$0	$937,514	$1,640,650
PSU Granted 1/11/17	$0	$1,875,040	$3,281,320
Mr. Tritton
PSU Granted 6/6/16	$0	$750,050	$1,312,588
PSU Granted 1/11/17	$0	$1,200,034	$2,100,060

(4)	The “Non-Equity Incentive Plan Compensation” amount shows actual payouts earned under the financial component of our Short-Term Incentive Plan. Fiscal 2015 is the only year of the last three years in which our NEOs earned a payout under the financial component our Short-Term Incentive Plan.

(5)	For fiscal 2016, Mr. Mulligan’s change in the qualified pension plan value amount was $55,765. Mr. Cornell, Ms. Smith, Mr. Liu and Mr. Tritton are not eligible for the Target Corporation Pension Plan or any supplemental pension plans because they were hired after January 2009. Consistent with applicable law, the accrued benefits under the pension plan cannot be reduced; however, the present value of the benefit is dependent on the discount rate used. The discount rates used in fiscal 2016, 2015 and 2014 were 4.42%, 4.71% and 3.87%, respectively. The Change in Pension Value column reflects the additional pension benefits attributable to additional service, increases in eligible earnings and changes in the discount rate.

(6)	The amounts reported for fiscal 2016 include matching credits of up to a maximum of 5% of cash compensation allocated between the Target 401(k) Plan and our current executive deferred compensation plan (EDCP), the dollar value of life insurance premiums paid by Target, credits to the EDCP representing annual changes in supplemental pension plan values, relocation benefits and perquisites.

Name	Match credits	Life insurance	SPP credits	Relocation	Perquisites	Total
Mr. Cornell	$162,750	$15,479	$0	$0	$152,303	$330,532
Ms. Smith	$50,118	$7,491	$0	$27,929	$13,585	$99,123
Mr. Mulligan	$96,050	$8,279	$459,668	$0	$31,496	$595,493
Mr. Liu	$0	$4,257	$0	$250,092	$9,455	$263,804
Mr. Tritton	$3,570	$3,184	$0	$474,540	$3,573	$484,867

Supplemental Pension Plans. The SPP Credits for our NEOs represent additional accruals of supplemental pension plan benefits that are credited to their deferred compensation accounts. These benefits are based on our normal pension formula, so they are affected by final average pay, service, age and changes in interest rates. See the narrative following the Pension Benefits for Fiscal 2016 table for more information about our pension plans.
Relocation. In connection with the hiring and appointment of Mr. Liu as our Chief Legal Officer and Mr. Tritton as our Chief Merchandising Officer, we paid $250,092 and $474,540, respectively, under our relocation policy to facilitate moves to our corporate office in Minnesota. In early fiscal 2016, we paid $27,929 under our relocation policy for Ms. Smith, who was hired as our Chief Financial Officer in September 2015. See page 38 for more information about the benefits provided under our relocation policy. The entire relocation benefit is subject to repayment if the recipient voluntarily leaves Target at any time during the recipient’s first 36 months with the company. No tax gross-up is provided for the relocation benefit.
Perquisites. The perquisites for our NEOs other than Mr. Cornell consist of reimbursement of financial management expenses, reimbursement of home security expenses, on-site parking, spousal travel on business trips, limited personal use of company-owned aircraft and executive physicals. Mr. Cornell is only eligible for perquisites that support his safety, health and well-being, namely: reimbursement of home security expenses, on-site parking, executive physical, and personal use of company-owned aircraft for security reasons. Mr. Cornell is required to reimburse Target for the incremental costs of using company-owned aircraft for personal purposes if his personal use exceeds $175,000 per year. The only individual perquisite that exceeded $25,000 was Mr. Cornell’s personal use of company-owned aircraft for security reasons, which amounted to $147,036. No tax gross-up is provided on this perquisite.
The dollar amount of perquisites represents the incremental cost of providing the perquisite. We generally measure incremental cost by the additional variable costs attributable to personal use, and we disregard fixed costs that do not change based on usage. Incremental cost for personal use of company-owned aircraft was determined by including fuel cost, landing fees, on-board catering and variable maintenance costs attributable to personal flights and related unoccupied positioning, or “deadhead,” flights. In addition to the perquisites included in the table in this footnote, the NEOs occasionally use support staff time for personal matters, principally to allow them to devote more time to our business, and receive personal use of empty seats on business flights of company-owned aircraft and personal use of event tickets when such tickets are not being used for business purposes, each of which are benefits for which we have no incremental cost.

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Grants of plan-based awards in fiscal 2016

			Estimated possible payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)
Name	Grant date		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	Grant date fair value of stock awards(3)
Brian C. Cornell	3/9/16		$975,000	$2,275,000	$5,200,000
	1/11/17					24,906	33,208	41,510	$2,525,800
	1/11/17					0	99,623	174,341	$7,125,037
Cathy R. Smith	3/9/16		$128,000	$720,000	$1,600,000
	1/11/17					8,521	11,361	14,202	$864,118
	1/11/17					0	34,082	59,644	$2,437,545
John J. Mulligan	3/9/16		$160,000	$900,000	$2,000,000
	1/11/17					13,109	17,478	21,848	$1,329,377
	1/11/17					0	52,433	91,758	$3,750,008
Don H. Liu	8/22/16	(4)	$52,000	$292,500	$650,000
	8/22/16	(4)				0	42,729	42,729	$3,000,003
	8/22/16	(4)				3,339	4,451	5,564	$335,294
	8/22/16	(4)				0	13,353	23,368	$937,514
	1/11/17					6,555	8,739	10,924	$664,688
	1/11/17					0	26,217	45,880	$1,875,040
Mark J. Tritton	6/6/16	(4)	$66,667	$375,000	$833,333
	6/6/16	(4)				0	14,550	14,550	$1,000,022
	6/6/16	(4)				2,729	3,638	4,548	$268,303
	6/6/16	(4)				0	10,913	19,098	$750,050
	1/11/17					4,195	5,593	6,992	$425,404
	1/11/17					0	16,779	29,364	$1,200,034

(1)	Awards represent potential payments under the current STIP. Payments are based on specified target levels of Incentive EBIT and Total Adjusted Sales, as described in the CD&A. Executive officers must be employed on the date the payments are made (typically in March of each year with respect to the preceding fiscal year) to be eligible for a payment, except in the event of death, disability or retirement eligibility (termination other than for cause after age 55 with at least five years of service). The maximum payment is the annual plan maximum, which is generally four times salary for our CEO and two times salary for executive officers other than our CEO.

(2)	Awards represent potential payments under PSUs, PBRSUs and RSUs granted under our Amended and Restated 2011 Long-Term Incentive Plan in fiscal 2016. See the CD&A for a more detailed description of the performance measures for those awards. The other terms of the PSUs, PBRSUs and RSUs are described in Notes 2 and 3 to the Outstanding Equity Awards at 2016 Fiscal Year-End table.

(3)	Grant date fair value for PSUs, PBRSUs and RSUs was determined pursuant to FASB ASC Topic 718.

(4)	Awards represent the potential payments under the equity grants made to Mr. Liu and Mr. Tritton in connection with their hire dates of August 22, 2016 and June 5, 2016, respectively. Each received a pro-rata equity grant consisting of PSUs and PBRSUs and pro-rata STIP award, each on terms consistent with the awards granted to Target’s other executive officers in January 2016. In addition, to compensate for incentive awards from former employers that were forfeited to join Target, Mr. Liu and Mr. Tritton each received a grant of Make-Whole RSUs that have the same general terms as other RSUs and PBRSUs described in Notes 2 and 3 to the Outstanding Equity Awards at 2016 Fiscal Year-End table except that Mr. Liu’s Make-Whole RSUs vest in one-third increments on each anniversary of the grant date.

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Outstanding equity awards at 2016 fiscal year-end

	Option awards				Stock awards
								Equity
							Equity	incentive
							incentive	plan awards:
							plan awards:	market or
							number of	payout value
	Number of	Number of			Number		unearned	of unearned
	securities	securities			of shares	Market value	shares, units	shares, units
	underlying	underlying			or units of	of shares or	or other	or other
	unexercised	unexercised	Option	Option	stock that	units of stock	rights that	rights that
	options(#)	options(#)	exercise	expiration	have not	that have not	have not	have not
Name	exercisable(1)	unexercisable(1)	price	date	vested(#)(2)	vested	vested(#)(3)	vested(3)
Brian C. Cornell							640,375	$40,791,888
Cathy R. Smith							142,770	$9,094,449
John J. Mulligan	11,557	0	$55.46	01/12/2021	6,404	$407,935	242,587	$15,452,792
	29,833	0	$48.88	01/11/2022
	76,983	0	$50.51	01/24/2022
	139,018	0	$60.48	01/09/2023
Don H. Liu					43,063	$2,743,113	75,870	$4,832,919
Mark J. Tritton					14,792	$942,250	52,075	$3,317,178

(1)	Stock options have a ten-year term and generally vest and become exercisable in 25% increments on each anniversary of the grant date. In general, recipients of stock options must be continuously employed from the grant date to the applicable vesting date to become vested. If an executive officer’s employment is terminated other than for cause, unvested stock options are forfeited and the executive officer will have 210 days to exercise any vested stock options. An extension of the vesting and post-termination exercise periods may be provided (but not in excess of the original ten-year term of the option) if the executive officer satisfies certain age and years of service conditions as of the date of termination, as follows:

	Options granted before		Options granted on or after
	September 14, 2011		September 14, 2011
	Minimum years	Vesting and exercise	Minimum years	Vesting and exercise
Age	of service	extension period	of service	extension period
65+	5	5 Years	10	10 Years
60-64	15	5 Years	10	10 Years
55-59	15	5 Years	15	5 Years
52-54	15	4 Years	15	4 Years
48-51	15	3 Years	15	3 Years
45-47	15	2 Years	15	2 Years

To receive these extension provisions, the executive officer must sign an agreement that includes a non-solicitation clause and a release of claims, and provides that the award will be terminated if the executive officer becomes employed by specified competitors. If the termination is voluntary, the executive officer must also have commenced discussions with the company regarding the executive officer’s consideration of termination at least six months prior to termination. These vesting-extension provisions are not available if an executive officer’s employment is terminated for cause. If an executive officer’s employment is terminated for cause, both the vested and unvested stock options are forfeited.

A five-year exercise period will apply in the event of the executive officer’s termination due to death or a disability, except that the exercise period will be ten years if the executive officer meets the described age and years of service requirements. The exercise period is not to exceed the original ten-year term of the option, except to the extent necessary to provide at least one year to exercise after the executive officer’s death during employment. Vesting is accelerated upon death and continues during the post-termination exercise period in the event of disability. Stock options are transferable during the life of the executive officer to certain family members and family-controlled entities.

(2)	Includes RSUs granted to Mr. Mulligan on May 22, 2014 and Make-Whole RSUs granted to Mr. Liu on August 22, 2016, which will vest in one-third increments on each anniversary of the grant date, and Make-Whole RSUs granted to Mr. Tritton on June 6, 2016, which will vest in full on the third anniversary of the grant date. After vesting, the RSUs and Make-Whole RSUs will be converted into shares of our common stock on a 1:1 basis. Dividend equivalents are accrued (in the form of additional units) on RSUs and Make-Whole RSUs during the vesting period and converted to shares if and after the underlying RSUs and Make-Whole RSUs vest. Messrs. Mulligan, Liu and Tritton must generally be continuously employed for three years from the date of grant in order to receive the shares, except that in the event employment is involuntarily terminated without cause Mr. Mulligan’s unvested RSUs will vest in full and 50% of Mr. Liu’s and Mr. Tritton’s outstanding unvested Make-Whole RSUs will vest, provided that they must sign an agreement that includes a non-solicitation clause and a release of claims and provides that the award will be terminated if they become employed by specified competitors. Vesting is also accelerated in the event of death or disability.

(3)	The shares reported in this column represent potentially issuable shares under outstanding PSU and PBRSU awards. PSUs and PBRSUs represent the right to receive a variable number of shares based on actual performance over the performance period. The number of shares reported is based on our actual performance results through the end of fiscal 2016 under the applicable performance measures and assuming that the payout will occur at the next highest level (threshold, target or maximum). The performance levels required for payouts on outstanding awards are described in the CD&A. The market value of stock reported is calculated by multiplying the number of shares by our 2016 fiscal year-end closing stock price of $63.70.

Dividend equivalents are accrued (in the form of additional units) on PSUs and PBRSUs, respectively, during the vesting period and are subject to the same performance and other conditions as the underlying PSUs and PBRSUs. The dividend equivalents are converted to shares if and after the underlying PSUs and PBRSUs vest.

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The payment date of the awards, to the extent they are earned, will be within a certain time after the date the Human Resources & Compensation Committee certifies the financial results following completion of the performance period (60 days for PSUs and 90 days for PBRSUs). Recipients must be continuously employed during the performance period to become vested, except that vesting will also occur, and any shares earned upon certification of the financial results following completion of the performance period will be paid, if a termination occurs under the following circumstances prior to the end of the performance period (referred to as “vesting-extension provisions”):

•	Death or disability;
•	For PSUs and PBRSUs only, executive officer is:
–	For awards granted on or after January 13, 2016 – Age 55 or greater and has at least 5 years of service; or
–	For awards granted before January 13, 2016 – Age 60 or greater and has at least 10 years of service or age 55-59 and has at least 15 years of service;
•	For PSUs only, the executive officer is age 45-54, has at least 15 years of service and has worked for a specified minimum amount of the performance period (1-2 years, depending on age); or
•	For PBRSUs only, 50% of the shares subject to an award will vest if the recipient is involuntarily terminated without cause prior to the scheduled vesting date and the executive officer signs an agreement that includes a non-solicitation clause and a release of claims, and provides that the award will be terminated if the executive officer becomes employed by specified competitors.

To receive these vesting-extension provisions, the executive officer must comply with the same conditions that are applicable to the vesting and post-termination extension of stock options that are described in Note 1 to this table. These vesting-extension provisions are not available if an executive officer’s employment is terminated for cause. If an executive officer’s employment is terminated for cause, then all PSUs and PBRSUs are forfeited.

The shares reported in this column also include make-whole PBRSUs granted to Mr. Cornell on August 21, 2014 to compensate him for incentive awards from his former employer he forfeited to join Target (Make-Whole PBRSUs). Those Make-Whole PBRSUs have the same general terms as the other PBRSUs described in this Note, except that one third vested in each of March 2016 and March 2017, and the remaining one third vests in March 2018, subject to Mr. Cornell’s continued employment through the applicable vesting dates. If Mr. Cornell’s employment is involuntarily terminated without cause before an applicable vesting date, Mr. Cornell will receive 50% of the at-goal payout of any outstanding unvested Make-Whole PBRSUs.

Option exercises and stock vested in fiscal 2016

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1)	Number of shares acquired on vesting (#)	Value realized on vesting(2)
Brian C. Cornell	0	$0	108,866	$7,453,708
Cathy R. Smith	0	$0	14,363	$793,987
John J. Mulligan	35,529	$1,103,714	48,787	$2,779,439
Don H. Liu	0	$0	0	$0
Mark J. Tritton	0	$0	0	$0

(1)	Value Realized on Exercise is calculated as the difference between the market value of Target common stock on the respective exercise date(s) and the exercise price of the option(s).
(2)	Value Realized on Vesting is calculated by multiplying the number of shares acquired on vesting by the market value of Target common stock on the respective vesting date(s), except that where the Human Resources & Compensation Committee must certify the number of shares earned, Value Realized on Vesting is calculated by multiplying the number of shares earned by the market value of Target common stock on the date the Human Resources & Compensation Committee certifies the shares that were earned.

Pension benefits for fiscal 2016

Name(1)	Plan name	Age at FYE	Number of years credited service(#)	Present value of accumulated benefit
John J. Mulligan	Target Corporation Pension Plan	51	20	$357,362

(1)	Mr. Cornell, Ms. Smith, Mr. Liu and Mr. Tritton are not eligible for the Target Corporation Pension Plan or any supplemental pension plans because they were hired after January 2009.

Pension plan

The Pension Benefits for Fiscal 2016 table reports benefits under the Target Corporation Pension Plan (Pension Plan), which is a tax qualified retirement plan that provides retirement benefits to eligible employees who were hired prior to January 2009. The Pension Plan benefit for Mr. Mulligan is based on his final average pay as limited by the IRC. The final average pay benefit, expressed as a monthly, single life annuity commencing at age 65, is equal to the sum of: (a) 0.8% of the participant’s final average monthly pay multiplied by the years of service (not to exceed 25 years of service), plus (b) 0.25% of the participant’s final average monthly pay multiplied by the years of service in excess

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of 25 years of service, plus (c) 0.5% of the participant’s final average monthly pay in excess of 12.5% of the average of the Social Security Taxable Wage Base for the 35-year period ending when the participant terminates employment multiplied by the years of service (not to exceed 25 years of service). Participants can elect among annuity forms that have an actuarially equivalent value. Early retirement payments may commence at age 55.

Supplemental pension plans

We also provide benefits under supplemental pension plans, which are reflected in the Nonqualified Deferred Compensation table. The Target Corporation Supplemental Pension Plan I (SPP I) restores the lost qualified Pension Plan benefit due to an officer’s eligible pay being greater than the annual compensation limits imposed by the IRC, and is based on the same benefit formula used for determining benefits under the Pension Plan. The Target Corporation Supplemental Pension Plan II (SPP II) restores the lost qualified Pension Plan benefit due to amounts being deferred under the EDCP (our current deferred compensation plan) and therefore not considered for benefit purposes under the Pension Plan or SPP I.

Each year, the annual change in the actuarial lump-sum amount of a participant vested benefits under SPP I and II is calculated and added to, or deducted from, the participant’s EDCP account. A final calculation and an EDCP account adjustment occurs upon termination of employment. Because of the feature that annually transfers amounts to a participant’s EDCP account, the benefits accrued under SPP I and II are reflected as EDCP deferrals in the Nonqualified Deferred Compensation table.

Nonqualified deferred compensation for fiscal 2016

The amounts in the following table represent deferrals under the EDCP, which includes the supplemental pension benefits discussed in the preceding section.

Name	Executive contributions in last FY(1)	Registrant contributions in last FY(2)	Aggregate earnings in last FY(3)	Aggregate withdrawals/ distributions in last FY	Aggregate balance at last FYE(4)
Brian C. Cornell	$164,000	$149,250	$36,586	$0	$472,868
Cathy R. Smith	$103,856	$34,099	$11,431	$0	$155,014
John J. Mulligan	$65,000	$542,468	$125,766	$195,512	$2,400,942
Don H. Liu	$7,500	$0	$218	$0	$7,718
Mark J. Tritton	$13,942	$120	$481	$0	$14,543

(1)	All amounts of Executive Contributions in the table have been reported in the current year Summary Compensation Table.
(2)	All of the Registrant Contributions from the table have been reported in the current year Summary Compensation Table. Registrant Contributions include transfers of supplemental pension benefits, net of any negative credits, and restored matching contributions on executive deferrals into the EDCP (i.e., matching contributions not able to be made into the Target 401(k) Plan because of IRC limits).
(3)	No amounts from Aggregate Earnings in the table have been reported in the current year Summary Compensation Table.
(4)	The following amounts of the Aggregate Balance from the table were reported in the Summary Compensation Tables covering fiscal years 2006-2015.

Reported in prior years’ summary compensation tables
Mr. Cornell	$129,670
Ms. Smith	$5,577
Mr. Mulligan	$1,269,189
Mr. Liu	$0
Mr. Tritton	$0

Participants in the EDCP may generally elect to defer up to 80% of their salary, Bonus and Non-Equity Incentive Plan payments; however, certain executive officers may defer up to 100% of their compensation if IRC Section 162(m) could limit our deductibility of such compensation. At any time, EDCP participants are permitted to choose to have their account balance indexed to crediting rate alternatives that mirror the investment choices and actual rates of return available under the Target 401(k) Plan, including a Target common stock fund. Target invests general corporate assets through various investment vehicles to offset a substantial portion of the economic exposure to the investment returns earned under EDCP. See Note 27, Defined Contribution Plans, to our fiscal 2016 consolidated financial statements for additional information.

At the time of deferral, participants can elect to receive a distribution of their EDCP account at a fixed date or upon termination of employment. EDCP payouts at a fixed date will be made as lump-sum payments. EDCP payouts made on termination of employment can be made as a lump-sum payment, or installment payments over five or ten years commencing immediately or one year after termination of employment. EDCP payouts are also made in the case of the termination of EDCP, a qualifying change-in-control, or unforeseeable financial emergency of the participant creating severe financial hardship.

The EDCP is intended to comply with IRC Section 409A. As a result, payments to executive officers based on a termination of employment will be delayed six months. The EDCP is an unfunded plan and represents a general unsecured obligation of Target. Participants’ account balances will be paid only if Target has the ability to pay. Accordingly, account balances may be lost in the event of Target’s bankruptcy or insolvency.

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Potential payments upon termination or change-in-control

This section explains the payments and benefits to which our currently employed NEOs are entitled in various termination of employment and change-in-control scenarios. The potential payments to the currently employed NEOs are hypothetical situations only, and assume that termination of employment and/or change-in-control occurred on January 28, 2017, the last day of our 2016 fiscal year, and that any change-in-control was at our fiscal year-end closing stock price of $63.70 per share. Beginning in January 2015, a double-trigger applies to RSUs, PBRSUs or PSU awards, meaning that no outstanding awards of those types granted on or after January 14, 2015 will accelerate upon a change-in-control unless an involuntary termination of employment without cause or a voluntary termination of employment for good reason occurs.

The intent of this section is to isolate those payments and benefits for which the amount, vesting or time of payment is altered by the described situations. This section does not cover all amounts the NEOs will receive following termination. Specifically, the NEOs are entitled to receive their vested balances under our pension and deferred compensation plans, as disclosed in the preceding tables, under all employment termination scenarios. In addition, unless the termination is for cause (generally defined as deliberate and serious disloyal or dishonest conduct), they retain their vested stock option awards, and if they meet specified minimum age and years of service requirements at the time of termination, the unvested portion of stock options and PSUs are not forfeited, and vesting will continue according to the original schedule for defined periods. A description of these age and years of service requirements is provided in the notes under the Outstanding Equity Awards at 2016 Fiscal Year-End table. Only Mr. Mulligan has met the minimum age and years of service requirements.

The following table shows the payments and benefits for which the amount, vesting or time of payment is altered by each situation (referred to as Post-Termination Benefits). The paragraphs following the table explain the general provisions applicable to each termination situation.

Table of potential payments upon termination or change-in-control

					Change-in-control
						Involuntary
						or voluntary
Name/ Payment type	Voluntary termination	Involuntary termination	Death	Disability	No termination	good reason Termination(6)
Brian C. Cornell
ICP Payments (Severance)	$0	$6,530,000	$0	$0	$0	$6,530,000
PBRSU Vesting(1)(2)	$0	$3,161,972	$4,742,959	$4,742,959	$0	$3,503,840
Make-Whole PBRSU Vesting(1)(3)	$0	$3,662,591	$7,325,182	$7,325,182	$5,896,406	$5,896,406
PSU Vesting(1)	$0	$0	$0	$0	$0	$9,223,871
Life Insurance Proceeds	$0	$0	$3,000,000	$0	$0	$0
Excess Long-Term Disability Plan (Annual Payments)	$0	$0	$0	$441,000	$0	$0
Total	$0	$13,354,563	$15,068,140	$12,509,140	$5,896,406	$25,154,117
Cathy R. Smith
ICP Payments (Severance)	$0	$2,170,126	$0	$0	$0	$2,170,126
PBRSU Vesting(1)(2)	$0	$878,423	$1,317,635	$1,317,635	$0	$899,494
PSU Vesting(1)	$0	$0	$0	$0	$0	$2,020,425
Life Insurance Proceeds	$0	$0	$3,000,000	$0	$0	$0
Excess Long-Term Disability Plan
(Annual Payments)	$0	$0	$0	$441,000	$0	$0
Total	$0	$3,048,549	$4,317,635	$1,758,635	$0	$5,090,046
John J. Mulligan
ICP Payments (Severance)	$0	$2,910,667	$0	$0	$0	$2,910,667
RSU Vesting(1)(4)	$0	$407,935	$407,935	$407,935	$275,276	$275,276
PBRSU Vesting(1)(2)	$0	$1,523,354	$2,285,030	$2,285,030	$0	$1,656,317
PSU Vesting(1)	$0	$0	$0	$0	$0	$5,900,223
Life Insurance Proceeds	$0	$0	$3,000,000	$0	$0	$0
Excess Long-Term Disability Plan (Annual Payments)	$0	$0	$0	$441,000	$0	$0
Total	$0	$4,841,955	$5,692,965	$3,133,965	$275,276	$10,742,483

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					Change-in-control
						Involuntary
						or voluntary
Name/ Payment type	Voluntary termination	Involuntary termination	Death	Disability	No termination	good reason Termination(6)
Don H. Liu
ICP Payments (Severance)	$0	$1,330,000	$0	$0	$0	$1,330,000
Make-Whole RSU Vesting(1)(5)	$0	$1,371,557	$2,743,113	$2,743,113	$0	$1,371,557
PBRSU Vesting(1)(2)	$0	$421,216	$631,824	$631,824	$0	$421,216
PSU Vesting(1)	$0	$0	$0	$0	$0	$153,085
Life Insurance Proceeds	$0	$0	$1,950,000	$0	$0	$0
Excess Long-Term Disability Plan
(Annual Payments)	$0	$0	$0	$231,000	$0	$0
Total	$0	$3,122,773	$5,324,937	$3,605,937	$0	$3,275,858
Mark J. Tritton
ICP Payments (Severance)	$0	$1,280,000	$0	$0	$0	$1,280,000
Make-Whole RSU Vesting(1)(5)	$0	$471,125	$942,250	$942,250	$0	$471,125
PBRSU Vesting(1)(2)	$0	$295,950	$443,925	$443,925	$0	$295,950
PSU Vesting(1)	$0	$0	$0	$0	$0	$159,589
Life Insurance Proceeds	$0	$0	$1,875,000	$0	$0	$0
Excess Long-Term Disability Plan
(Annual Payments)	$0	$0	$0	$216,000	$0	$0
Total	$0	$2,047,075	$3,261,176	$1,602,176	$0	$2,206,664
(1)	Amounts are determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on January 27, 2017 ($63.70 per share). Any remaining unvested RSUs, PBRSUs and PSUs are forfeited.
(2)	For purposes of calculating the number of PBRSU shares vesting upon death and disability, the table uses the minimum payout, though the actual number of shares will be based on the actual performance at the end of the performance period.
(3)	For the Make-Whole PBRSUs granted to Mr. Cornell on August 21, 2014, the number of PBRSU shares vesting upon death and disability is equal to the at-goal payout, and the number of shares vesting upon involuntary termination without cause is equal to 50% of the at-goal payout of the outstanding unvested Make-Whole PBRSUs. In addition, in both change-in-control scenarios the Make-Whole PBRSUs would pay out a pro-rata portion of the at-goal payout within ten days following the change-in-control based on percentage of the performance period that had elapsed as of the date of the change-in-control.
(4)	The RSUs granted to Mr. Mulligan on May 22, 2014 will vest in full in the event of Mr. Mulligan’s death or disability. In addition, in both change-in-control scenarios Mr. Mulligan’s RSUs would pay out a pro-rata portion of the total shares subject to the award within ten days following the change-in-control.
(5)	The Make-Whole RSUs granted to Mr. Liu on August 22, 2016 and the Make-Whole RSUs granted to Mr. Tritton on June 6, 2016 vest in full in the event of death or disability. In addition, in a change-in-control without termination of employment, there is no vesting or acceleration. However, if there is a change in control that includes an involuntary termination of employment without cause or a voluntary termination of employment for good reason, unvested Make-Whole RSUs would accelerate in an amount equal to the greater of (a) 50% of the total number of outstanding unvested Make-Whole RSUs, or (b) a pro-rata portion the outstanding unvested Make-Whole RSUs based on the percentage of the performance period that has elapsed as of the date of the termination following the change-in-control. The balance of those awards is forfeited.
(6)	With the exception of Mr. Cornell’s Make-Whole PBRSUs, the PSU and PBRSU awards are subject to a double-trigger, meaning that no vesting will accelerate upon a change-in-control unless an involuntary termination of employment without cause or a voluntary termination of employment for good reason occurs. The amount accelerated is equal to the greater of: (a) the amount the recipient would have been entitled to had the termination occurred without a change-in-control (which ranges from 50% to 100% depending on the award type and the participant’s age and years of service), or (b) a pro-rata portion of the at-goal payout based on the percentage of the performance period that has elapsed as of the date of the termination following the change-in-control. The balance of those awards is forfeited.

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Voluntary termination

None of our currently employed NEOs are entitled to payments and benefits for which the amount, vesting or time of payment is altered by their voluntary termination.

Involuntary termination

If a NEO was involuntarily terminated for cause, he or she would not be eligible for any of the Post-Termination Benefits described in this section. If a NEO is involuntarily terminated without cause, the potential Post-Termination Benefits generally consist of:

●	Severance payments under our Income Continuance Policy (ICP); and
●	Accelerated vesting of 50% of the at-goal payout of PBRSU awards, and forfeiture of the remaining 50%.

Our ICP provides for continuation of annual cash compensation (salary and average of three most recent Bonuses and Non-Equity Incentive Plan payments) over a period ranging from 12 to 24 months, paid in equal monthly installments. Each of the NEOs is eligible for 24 months of income continuation under the ICP. Payments under the ICP are conditioned on the executive officer releasing any claims against us, a non-solicitation covenant, and are subject to reduction if the executive officer becomes employed by specified competitors. In addition, a NEO who receives severance payments under our ICP also receives a $30,000 allowance for outplacement services.

The accelerated vesting provisions of PBRSU awards are described in the notes under the Outstanding Equity Awards at 2016 Fiscal Year-End table.

Death

If a NEO dies while employed, the Post-Termination Benefits generally consist of:

●	Accelerated vesting of stock options;
●	Vesting of PBRSUs, with payout occurring after the end of the performance period based on the actual performance at the end of that period; and
●	Life insurance proceeds equal to three times the sum of the prior year’s annual base salary, plus the most recent Bonus and Non-Equity Incentive Plan payments, up to a maximum of $3 million.

In addition, the NEO’s beneficiary will have the right to receive a payout, if any, under PSUs after the end of the performance period based on the actual performance at the end of that period.

Disability

If a NEO becomes totally and permanently disabled while employed, the Post-Termination Benefits generally consist of:

●	Vesting of PBRSUs, with payout occurring after the end of the performance period based on the actual performance at the end of that period; and
●	Monthly payments under the Excess Long-Term Disability Plan if he or she also participated in the widely available qualified long-term disability plan.

Our Excess Long-Term Disability Plan, a self-insured unfunded plan, provides monthly disability income payments with respect to the portion of annualized salary and three-year average Bonus and Non-Equity Incentive Plan compensation above the annual compensation limit (currently set at $265,000) but not exceeding $1 million. The plan replaces 60% of a participant’s eligible compensation. A participant who becomes disabled before age 65 is eligible to receive payments under the plan while he or she is totally and permanently disabled through age 65 (with a minimum of three years of disability payments) or death, if sooner. In addition, the NEO will have the right to receive a payout, if any, under PSUs after the end of the performance period based on the actual performance at the end of that period.

Change-in-Control

The following discussion describes the payments and benefits that are triggered by: (a) the occurrence of a change-in-control; and (b) the occurrence of a change-in-control that is followed by the NEO’s employment terminating involuntarily without cause or voluntarily with good reason (a material reduction in compensation or responsibilities or a required relocation following a change-in-control). In general terms, we will experience a change-in-control, as defined in our compensation plans, whenever any of the following events occur:

●	50% or more of our Board of Directors consists of persons who were not initially nominated or appointed by incumbent directors, for which purpose any director who assumes office as a result of an actual or threatened contested election will not be considered as having been nominated or appointed by incumbent directors;
●	Any person or group acquires 30% or more of our common stock;
●	We merge with or into another company and our shareholders own less than 60% of the combined company; or
●	Our shareholders approve an agreement or plan to liquidate or dissolve our company.

Our plans do not provide for any gross-ups for taxes due on any payments described in this section.

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Without termination of employment

The consequence of a change-in-control to the NEOs without termination of employment is generally as follows:

●	The deferred compensation balance in the EDCP will be paid in a lump sum as soon as allowed under IRC Section 409A, unless the Board of Directors determines not to accelerate payment of these amounts; and
●	A double-trigger applies to PBRSUs or PSU awards, meaning that no vesting will accelerate upon a change-in-control unless an involuntary termination of employment without cause or a voluntary termination of employment for good reason occurs.

With involuntary or good reason termination of employment

In addition to the payments upon a change-in-control explained under “Without Termination of Employment,” if a NEO’s employment terminates involuntarily without cause or voluntarily with good reason (a material reduction in compensation or responsibilities or a required relocation following a change-in-control) following a change-in-control, the double-trigger requirement will be met and the Post-Termination Benefits that may be received generally consist of:

●	Severance payments under our ICP;
●	Accelerated vesting of outstanding stock options; and
●	For outstanding PBRSUs and PSUs, the greater of: (a) the amount the recipient would have been entitled to had the termination occurred without a change-in-control (which ranges from 50% to 100% depending on the award type and the participant’s age and years of service), or (b) a pro-rata portion of the at-goal payout based on the percentage of the three-year vesting or performance period that has elapsed as of the date of the termination following the change-in-control. The balance of the awards is forfeited.

We use the “greater of” calculation for PBRSUs and PSUs to prevent a NEO from receiving less due to a change-in-control than they would have received as a result of a similar termination absent a change-in-control. In addition, we use the at-goal payout for calculating the pro-rata portion rather than actual performance to eliminate arbitrary results that could occur with a shortened performance period and in case calculation of actual or comparable performance metrics would be unfeasible following the change-in-control.

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Director compensation

General description of director compensation

Our non-employee director compensation program allows directors to choose one of two forms of annual compensation:

●	a combination of cash and RSUs; or
●	RSUs only.

Each form under the compensation program is intended to provide $260,000 in value to non-employee directors as follows:

	Cash	RSUs
Combination (Cash and RSUs)	$90,000	$170,000
RSUs Only	$0	$260,000

The forms of annual compensation have the following terms:

●	The cash retainer is paid pro-rata in quarterly installments. Directors may defer receipt of all or a portion of any cash retainer into the Director Deferred Compensation Plan. Deferrals earn market returns based on the investment alternatives chosen by them from the funds offered by Target’s 401(k) Plan, including the Target Corporation Common Stock Fund.
●	RSUs are settled in shares of Target common stock immediately following a director’s departure from the Board. Dividend equivalents are paid on RSUs in the form of additional RSUs. RSUs are granted in January each year and vest quarterly over a one-year period.

The Lead Independent Director and Committee Chairs receive additional compensation for those roles, which is paid (a) in cash if the director elects a combination of cash and RSUs, or (b) in RSUs if the director elects all RSUs. Compensation for Lead Independent Director and Committee Chairs is as follows:

Role	Amount
Lead Independent Director	$30,000
Audit & Finance Committee Chair	$30,000
Human Resources & Compensation Committee Chair	$20,000
Nominating & Governance Committee Chair	$15,000
Risk & Compliance Committee Chair	$15,000
Infrastructure & Investment Committee Chair	$15,000

New directors also receive a one-time grant of RSUs with a $50,000 grant date fair value upon joining the Board, as well as a pro-rated portion of the annual compensation based on the date they joined the Board using the combination of cash and RSUs.

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Director compensation table

Name	Fees earned or paid in cash	Stock awards(1)(2)	Option awards(1)(2)	Total(3)
Roxanne S. Austin(4)	$105,000	$170,003	$0	$275,003
Douglas M. Baker, Jr.(4)	$120,000	$170,003	$0	$290,003
Calvin Darden	$90,000	$170,003	$0	$260,003
Henrique De Castro	$0	$170,003	$0	$170,003
Robert L. Edwards(4)	$90,000	$170,003	$0	$260,003
Melanie L. Healey	$90,000	$170,003	$0	$260,003
Donald R. Knauss	$90,000	$170,003	$0	$260,003
Monica C. Lozano	$75,000	$361,794	$0	$436,794
Mary E. Minnick	$0	$170,003	$0	$170,003
Anne M. Mulcahy(4)(5)	$110,000	$170,003	$0	$280,003
Derica W. Rice(4)	$0	$290,014	$0	$290,014
Kenneth L. Salazar(4)	$105,000	$170,003	$0	$275,003
John G. Stumpf(4)(5)	$87,500	$0	$0	$87,500

(1)	Amounts represent the aggregate grant date fair value of RSUs and stock options that were granted in fiscal 2016, as computed in accordance with FASB ASC Topic 718, Stock Compensation. See Note 26, Share-Based Compensation, to our consolidated financial statements for fiscal 2016 for a description of our accounting and the assumptions used. Details on the stock awards granted during fiscal 2016 are as follows:

	Stock awards (RSUs)
Name	# of units	Grant date fair value
Ms. Austin	2,377	$170,003
Mr. Baker	2,377	$170,003
Mr. Darden	2,377	$170,003
Mr. De Castro	2,377	$170,003
Mr. Edwards	2,377	$170,003
Ms. Healey	2,377	$170,003
Mr. Knauss	2,377	$170,003
Ms. Lozano	4,741	$361,794
Ms. Minnick	2,377	$170,003
Ms. Mulcahy	2,377	$170,003
Mr. Rice	4,055	$290,014
Mr. Salazar	2,377	$170,003
Mr. Stumpf	0	$0

(2)	The aggregate number of unexercised stock options (which were granted in years prior to fiscal 2013) and unvested RSUs outstanding at fiscal year-end held by directors was as follows:

	Stock	Restricted
Name	options	stock units
Ms. Austin	20,392	2,377
Mr. Baker	5,570	2,377
Mr. Darden	0	2,377
Mr. De Castro	5,570	2,377
Mr. Edwards	0	2,377
Ms. Healey	0	2,377
Mr. Knauss	0	2,377
Ms. Lozano	0	2,377
Ms. Minnick	0	2,377
Ms. Mulcahy	19,368	2,377
Mr. Rice	0	4,055
Mr. Salazar	3,601	2,377
Mr. Stumpf	0	0

(3)	In addition to the amounts reported, all directors also receive a 10% discount on merchandise purchased at Target stores and Target.com, both during active service and following retirement. Non-employee directors are also provided with $100,000 of accidental death life insurance.

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(4)	The following directors received additional compensation in fiscal 2016 for their roles as Committee Chairs and, in the case of Mr. Baker, as Lead Independent Director. The additional compensation is reflected in “Fees Earned or Paid in Cash” and/or “Stock Awards” based on the form of annual compensation selected by the director as described under the heading “General Description of Director Compensation.” Amounts paid as Stock Awards were granted in January of fiscal 2015.

Name	Role(s) during fiscal 2016
Ms. Austin	Infrastructure & Investment Chair (until November 2016)
Mr. Baker	Lead Independent Director Nominating & Governance Chair (since November 2016)
Mr. Edwards	Infrastructure & Investment Chair (since November 2016)
Ms. Mulcahy	Human Resources & Compensation Chair
Mr. Rice	Audit & Finance Chair
Mr. Salazar	Risk & Compliance Chair
Mr. Stumpf	Nominating & Governance Chair (until October 2016)

(5)	Ms. Mulcahy will retire from the Board when her current term ends at the Annual Meeting in connection with our mandatory retirement policy. Mr. Stumpf resigned from the Board on October 17, 2016 in connection with a change in his principal employment. Mr. Stumpf served as an independent director until his resignation.

Equity compensation plan information

				Number of securities
				remaining available for
	Number of securities			future issuance under equity
	to be issued upon		Weighted-average exercise	compensation plans as of
	exercise of outstanding		price of outstanding	January 28, 2017
Plan	options, warrants and rights		options, warrants and rights	(excluding securities
Category	as of January 28, 2017		as of January 28, 2017	reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	13,521,775	(1)	$53.68	31,043,439
Equity compensation plans not approved by security holders	0			0
TOTAL	13,521,775		$53.68	31,043,439

(1)	This amount includes 7,311,715 Strategic Alignment Award, PSU, RSU and PBRSU shares potentially issuable upon settlement of Strategic Alignment Awards, PSUs, RSUs and PBRSUs issued under our Long-Term Incentive Plan and Amended and Restated 2011 Long-Term Incentive Plan. The actual number of Strategic Alignment Award and PSU shares to be issued depends on our financial performance over a period of time and the actual number of PBRSU shares to be issued depends on our total shareholder return over a period of time. Strategic Alignment Awards, PSUs, RSUs and PBRSUs do not have an exercise price and thus they have been excluded from the weighted average exercise price calculation in column (b).

Advances of defense costs for certain litigation matters

Certain members of our current Board and current executive officers, and certain former Board members and former executive officers have been named as defendants in lawsuits alleging breaches of fiduciary duties to Target in connection with the data breach that occurred in the fourth quarter of fiscal 2013. The current and former directors and officers who have been named as defendants in this action have a legal right under the Minnesota Business Corporation Act and our Amended and Restated Articles of Incorporation to advancement of their costs of defense. Accordingly, in fiscal 2016, we advanced defense costs on behalf of the current and former directors and officers amounting to approximately $83,564.

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Item two	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm

The Audit & Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit & Finance Committee appointed Ernst & Young LLP as the independent registered public accounting firm for Target and its subsidiaries for the fiscal year ending February 3, 2018. Ernst & Young LLP has been retained in that capacity since 1931. The Audit & Finance Committee is aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, our Audit & Finance Committee:

●	Reviews all non-audit services and engagements provided by Ernst & Young LLP, specifically with regard to the impact on the firm’s independence;
●	Conducts an annual assessment of Ernst & Young LLP’s qualifications, service quality, sufficiency of resources, quality of communications, independence, working relationship with our management, objectivity, and professional skepticism;
●	Conducts regular private meetings separately with each of Ernst & Young LLP and our management;
●	Interviews and approves the selection of Ernst & Young LLP’s new lead engagement partner with each rotation, which occurs every five years;
●	At least annually obtains and reviews a report from Ernst & Young LLP describing all relationships between the independent auditor and Target; and
●	Periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The members of the Audit & Finance Committee believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of our company and its shareholders.

As a good corporate governance practice, the Board of Directors is seeking shareholder ratification of the appointment even though ratification is not legally required. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Audit & Finance Committee of Ernst & Young LLP as the independent registered public accounting firm for Target and its subsidiaries for the fiscal year ending February 3, 2018.

A representative from Ernst & Young LLP will be at the Annual Meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the Annual Meeting.

Audit and non-audit fees

The following table presents fees for professional services performed by Ernst & Young LLP for the annual audit of our consolidated financial statements for fiscal 2016 and 2015, the review of our interim consolidated financial statements for each quarter in fiscal 2016 and 2015, and for audit-related, tax and all other services performed in 2016 and 2015:

	Fiscal year end
	January 28, 2017	January 30, 2016
Audit Fees(1)	$4,599,000	$5,124,000
Audit-Related Fees(2)	581,000	678,000
Tax Fees:
Compliance(3)	497,000	1,104,000
Planning & Advice(4)	17,000	314,000
Total	$5,694,000	$7,220,000

(1)	Includes annual integrated audit, statutory audits of certain foreign subsidiaries, consents for securities offerings and registration statements, accounting consultations, and other agreed-upon procedures.
(2)	Includes benefit plan audits, accounting consultations, and other attestation services.
(3)	Includes tax return preparation and other tax compliance services, including tax methods analysis and support.
(4)	Includes tax-planning advice and assistance with tax audits and appeals, including fees related to our exit from Canada.

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The Audit & Finance Committee’s current practice requires pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit & Finance Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit & Finance Committee has delegated authority to grant certain pre-approvals to the Audit & Finance Committee Chair. Pre-approvals granted by the Audit & Finance Committee Chair are reported to the full Audit & Finance Committee at its next regularly scheduled meeting.

The Audit & Finance Committee recommends that shareholders vote For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Report of the Audit & Finance Committee

The role of the Audit & Finance Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Target’s financial reporting process. Management has primary responsibility for our consolidated financial statements and reporting process, including our systems of internal controls. Target’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. In addition, the independent registered public accounting firm will express its opinion on the effectiveness of our internal control over financial reporting.

A copy of the Audit & Finance Committee Charter, which has been adopted by our Board of Directors and further describes the role of the Audit & Finance Committee in overseeing our financial reporting process, is available online at investors.target.com (hover over “company,” then click on “corporate governance” in the “investors” column, then click on “More about Board Committees”). All members of the Audit & Finance Committee satisfy the applicable audit committee independence requirements of the NYSE and the SEC and have acquired the attributes necessary to qualify them as “audit committee financial experts” as defined by applicable SEC rules.

In performing its functions, the Audit & Finance Committee:

●	Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations and their evaluations of Target’s internal controls;
●	Reviewed and discussed with management the audited financial statements included in our Annual Report;
●	Discussed with our independent registered public accounting firm the matters required to be discussed by the applicable Public Company Oversight Board standards; and
●	Received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accountant’s communication with the Audit & Finance Committee concerning independence, and discussed with them matters relating to their independence.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit & Finance Committee referred to above and in the Audit & Finance Committee Charter, the Audit & Finance Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, for filing with the SEC.

Audit & Finance Committee

Derica W. Rice, Chair

Monica C. Lozano

Mary E. Minnick

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Item three	Advisory approval of executive compensation (Say on Pay)

Consistent with the views expressed by shareholders at our 2011 annual meeting of shareholders, the Board of Directors has determined to seek an annual non-binding advisory vote from shareholders to approve the executive compensation as disclosed in the CD&A, tabular disclosures and related narrative of this proxy statement.

Our compensation programs are structured to align the interests of our executive officers with the interests of our shareholders. They are designed to attract, retain, and motivate a premier management team to sustain our distinctive brand and its competitive advantage in the marketplace, and to provide a framework that encourages outstanding financial results and shareholder returns over the long term. Shareholders are urged to read the CD&A, which discusses in-depth how our executive compensation programs are aligned with our performance and the creation of shareholder value.

At our June 2016 annual meeting of shareholders, 96.4% of shareholder votes were cast in support of our executive compensation program for our Say on Pay proposal.

The Board of Directors, upon recommendation of the Human Resources & Compensation Committee, recommends that shareholders vote For approval of the following non-binding resolution:

“Resolved, that the shareholders approve the compensation awarded to the named executive officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement.”

Effect of item

The Say on Pay resolution is non-binding. The approval or disapproval of this item by shareholders will not require the Board or the Human Resources & Compensation Committee to take any action regarding Target’s executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address shareholder disapproval remains with the Board and the Human Resources & Compensation Committee.

The Board believes that the Human Resources & Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of Target and its shareholders.

The Board values the opinions of Target’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the advisory vote on executive compensation and shareholder opinions received from other communications when making future compensation decisions.

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Item four	Advisory approval of the frequency of Say on Pay votes

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least once every six years we are required to submit for a shareholder vote a non-binding resolution to determine whether the advisory shareholder vote on executive compensation shall occur every one, two, or three years.

Since shareholders first voted in favor of an annual Say on Pay vote at our 2011 annual meeting of shareholders, the Board of Directors sought an annual non-binding advisory vote from shareholders to approve the executive compensation as disclosed in the CD&A, tabular disclosures and related narrative of this proxy statement. After careful consideration of the various arguments supporting each frequency level, the Board believes that continuing to submit the advisory vote on executive compensation to shareholders on an annual basis is appropriate for Target and its shareholders at this time.

The proxy card provides shareholders with four choices (every 1 year, 2 years, 3 years, or abstain). Shareholders are not voting to approve or disapprove the Board’s recommendation.

The Board of Directors, upon recommendation of the Human Resources & Compensation Committee, recommends a vote for a frequency of every 1 year.

Effect of item

The Say on Pay frequency vote is non-binding. The outcome of voting on this item by shareholders will not require the Board or the Human Resources & Compensation Committee to take any action regarding the frequency of future Say on Pay votes. Although the resolution is non-binding, the Board and the Human Resources & Compensation Committee will carefully consider the outcome of the advisory vote on this item in the decision on how often to present the Say on Pay vote to shareholders.

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Item five	Approval of the Target Corporation Executive Officer Cash Incentive Plan

Introduction

The independent members of the Board of Directors, upon recommendation by the Human Resources & Compensation Committee of the Board of Directors, adopted the Target Corporation Executive Officer Cash Incentive Plan on March 8, 2017, subject to shareholder approval (“Incentive Plan”). The Incentive Plan is substantially similar to the Target Corporation Officer Short-Term Incentive Plan approved in 2012 (referred to as the “current STIP” for purposes of this Item Five). We are seeking shareholder approval of the Incentive Plan because one of the conditions for qualification as “performance-based compensation” for U.S. tax purposes is that the shareholders must approve the material terms of the plan and re-approve those material terms every five years. Shareholder approval of the Incentive Plan will allow us to preserve the tax deduction for our performance-based officer compensation payable under the Incentive Plan that may otherwise exceed the deduction limit established by Section 162(m) of the Internal Revenue Code (see “Tax Matters” below).

The purpose of the Incentive Plan, like our current STIP, is to promote our pay-for-performance compensation philosophy by providing cash incentive awards to executive officers, who through their efforts directly and significantly impact the achievement of our goals and objectives. The Incentive Plan gives the Human Resources & Compensation Committee discretion to choose one or more appropriate performance measures by which to measure executive officers’ performance in any given performance period. The performance measures are set at the beginning of each performance period.

Summary of the plan

The basic features of the Incentive Plan are summarized below. The Incentive Plan will not become effective unless approved by the shareholders.

Administration. The Human Resources & Compensation Committee, all of whose members are independent, outside directors, will administer the Incentive Plan. The Human Resources & Compensation Committee will have the authority to grant cash incentive awards upon such terms, consistent with the terms of the Incentive Plan, as it considers appropriate, to our executive officers. The Human Resources & Compensation Committee will have authority to interpret all provisions of the Incentive Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the Incentive Plan and to make all other determinations necessary or advisable for the administration of the Incentive Plan.

Eligibility. Any executive officer designated by the Human Resources & Compensation Committee from time to time is eligible to participate in the Incentive Plan for a given performance period. In fiscal 2016, approximately 13 executive officers were selected to participate in the current STIP, and participation in the Incentive Plan is expected to be comparable.

Determination of Performance Measures. Awards may be based on one or more of the following performance measures chosen by the Human Resources & Compensation Committee:

Performance measures
●	Revenues	●	Profitability measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue)
●	Sales	●	Cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on investment)
●	Comparable sales	●	Margins (including, but not limited to, one or more of gross, operating and net earnings margins)
●	Earnings before one or more of interest, taxes, depreciation and amortization	●	Cost and expense management
●	Net earnings	●	Economic value added or similar value added measurements
●	Earnings per share	●	Total shareholder return

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In addition, for any award to a participant who is not a covered officer under Section 162(m) of the Internal Revenue Code or that is not intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance measures may include, alone or in combination with the performance measures listed above, any other measure of performance as determined by the Human Resources & Compensation Committee.

The Human Resources & Compensation Committee may select different performance measures for different participants in any performance period. The Human Resources & Compensation Committee also selects the relevant performance periods, which must be at least one fiscal quarter. In addition to selecting the performance measures, the Human Resources & Compensation Committee will also approve the level of attainment required to earn a payment under an award. The required level of attainment can be measured as an absolute amount, on a per share basis, measured as a change from prior periods, measured against or in relationship to other companies comparably, similar or otherwise situated, or measured against other indices or external measures, and may relate to consolidated results or performance of a segment, subsidiary, operating company, division, unit or test strategy or new venture of Target. Each measure may also be adjusted as the Committee determines to exclude the effects of extraordinary items, unusual or non-recurring events and certain other items as the Committee determines to be required to permit computation of the operating results on a consistent basis with the measures established for the performance period. In recent years, the Human Resources & Compensation Committee has selected a combination of EBIT and sales as the performance measures for the financial component of awards to our executive officers.

Determination of Cash Incentive Amounts. The target opportunity for each participant will be determined by the Human Resources & Compensation Committee at the beginning of the performance period. The target opportunity may be established as a set dollar amount or as a percentage of the participant’s compensation (typically based on a percentage of base salary). In addition, the Human Resources & Compensation Committee may establish an incentive pool and determine each participant’s award based on a ratio of the participant’s award to all awards earned under the Incentive Plan multiplied by the pool. At the end of the performance period, the Human Resources & Compensation Committee will certify levels of achievement of the performance measures and pay out any earned awards in the form of cash payments. The Human Resources & Compensation Committee has discretion to exclude the effects of extraordinary items, unusual or non-recurring events and other items to permit consistent computation, so long as such adjustments to awards intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code do not preclude the awards from so qualifying.

Maximum Payments. No executive officer shall receive awards intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code payable in any fiscal year that exceed the lesser of $7 million or 400% of the participant’s base salary as of the date of grant of the award.

Tax Matters. As described in the CD&A in this Proxy Statement, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our covered officers to $1 million per year. This limitation does not apply to “performance-based compensation.” One of the conditions for qualification as “performance-based compensation” is that the shareholders must approve the material terms of the plan, which include a general description of the employees eligible to receive compensation under the plan, a description of the business criteria on which any performance goals are to be based, and the maximum amount of the compensation that could be paid to any employee if the applicable performance goals are attained, and re-approve those material terms every five years. Amounts paid under the objective performance measures established under the Incentive Plan will, under current tax law, continue to qualify as performance-based compensation if shareholders approve the Incentive Plan.

New plan benefits

The Incentive Plan will be effective February 4, 2018 so long as it is approved by shareholders prior to June 30, 2017. As a result, the first awards granted under the Incentive Plan will relate to fiscal 2018. Amounts payable under the Incentive Plan for fiscal 2018 are not determinable because the performance measures and target opportunities will not be set by the Human Resources & Compensation Committee until early in fiscal 2018. However, the benefits paid under the current STIP for fiscal 2016 (which are the same benefits reported under the Non-Equity Incentive Plan Compensation column and, for officers other than the CEO, the Bonus column of the Summary Compensation Table on page 42) are as follows:

Name	Principal position	Fiscal 2016 benefits paid
Brian C. Cornell	Chairman & Chief Executive Officer	$0
Cathy R. Smith	Executive Vice President & Chief Financial Officer	$240,000
John J. Mulligan	Executive Vice President & Chief Operating Officer	$300,000
Don H. Liu	Executive Vice President, Chief Legal Officer & Corporate Secretary	$97,500
Mark J. Tritton	Executive Vice President & Chief Merchandising Officer	$125,000

The Board of Directors recommends a vote For approval of the Target Corporation Executive Officer Cash Incentive Plan.

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Questions and answers about our Annual Meeting and voting

1.	What is the purpose of our Annual Meeting?

Our Annual Meeting provides shareholders with the opportunity to act upon the items of business described in the accompanying Notice of 2017 Annual Meeting of Shareholders. In addition, the Annual Meeting serves as a forum where our management reports on Target’s performance and governance during fiscal 2016 and responds to questions from shareholders.

2.	What is included in the proxy materials?

The proxy materials for our Annual Meeting include the accompanying Notice of 2017 Annual Meeting of Shareholders, this proxy statement and our Annual Report on Form 10-K for the year ended January 28, 2017 (Annual Report). If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

3.	What is a proxy and what is a proxy statement?

A proxy is your legal designation of another person to vote the shares you own. The person you designate is called a proxy or proxy holder. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Any proxy may be revoked at any time prior to completion of voting at the Annual Meeting by delivering either a proper written notice of revocation of your proxy or a later-dated proxy to our Corporate Secretary, 1000 Nicollet Mall, TPS-2670, Minneapolis, Minnesota 55403. We have designated three of our officers as proxies for the Annual Meeting—Brian C. Cornell, Cathy R. Smith and Don H. Liu. A proxy statement is the document that contains the information the SEC rules require us to provide when we ask you to sign a proxy designating individuals to vote on your behalf.

4.	What is the difference between holding shares as a registered shareholder and as a beneficial owner?

If your shares are registered directly in your name with Target’s transfer agent, Wells Fargo Shareowner Services, you are considered a registered shareholder with respect to those shares. If your shares are held through a broker, trustee, bank or other nominee, you are considered the “beneficial owner” of those shares.

5.	Who may vote and what constitutes a quorum for the Annual Meeting?

Only registered shareholders or beneficial owners holding our outstanding shares at the close of business on the record date, April 17, 2017, are entitled to receive notice of the Annual Meeting and to vote. Target common stock is the only class of voting shares we have outstanding. Each share of common stock will have one vote for each director nominee and one vote on each item of business to be voted on. As of the record date, 551,601,217 shares of our common stock were outstanding.

We need a quorum to be able to hold the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining whether there is a quorum.

6.	How do I vote?

Depending on how you hold your shares, you have up to three options for voting in advance:

●	Internet. If you are a registered shareholder or a beneficial owner holding shares through the Target 401(k) Plan you may vote through the Internet by going to the website identified on your proxy card or Notice of Internet Availability of Proxy Materials (Notice) entering the Control Number found on your proxy card or Notice and following the instructions on the website. If you are a beneficial owner holding shares outside of Target’s 401(k) Plan you may vote through the Internet if your broker, trustee, bank or nominee makes that method available by going to the website identified on your voter instruction form or Notice, entering the Control number found on the voter instruction form or Notice and following the instructions on that website. Internet voting is available 24 hours a day, seven days a week up to the deadline. The Internet voting deadline for shares held by a beneficial owner through the Target 401(k) Plan is 6:00 a.m. Eastern Daylight Time on June 12, 2017. For all registered shareholders or other beneficial owners, the deadline is 11:59 p.m. Eastern Daylight Time on June 13, 2017.

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●	Telephone. If you are a registered shareholder or a beneficial owner holding shares through the Target 401(k) Plan you may vote by touch-tone telephone by either calling the toll-free number identified on your proxy card or, after viewing the proxy materials on the website provided in your Notice, calling the toll-free number for telephone voting identified on the website, and following the recorded instructions during the call. If you are a beneficial owner holding shares outside of the Target 401(k) Plan you may vote by touch-tone telephone if your broker, trustee, bank or nominee makes that method available by either calling the toll-free number identified on your voter instruction form or, after viewing the proxy materials on the website provided in your Notice, calling the toll-free number for telephone voting identified on that website, and following the recorded instructions during the call. Telephone voting is available 24 hours a day, seven days a week up to the deadline. The telephone voting deadline for shares held by a beneficial owner through the Target 401(k) Plan is 6:00 a.m. Eastern Daylight Time on June 12, 2017. For all registered shareholders or other beneficial owners, the deadline is 11:59 p.m. Eastern Daylight Time on June 13, 2017.
●	Mail. If you are a registered shareholder or a beneficial owner holding shares through the Target 401(k) Plan you may vote by completing, properly signing and mailing a written proxy card. If you are a beneficial owner holding shares outside of the Target 401(k) Plan you may vote by completing, properly signing and mailing a written voter instruction form. If you did not receive a proxy card or voter instruction form by mail, you must request a written copy of the proxy materials, which will include a proxy card or voter instruction form, by visiting www.proxyvote.com, dialing 1-800-579-1639 or emailing sendmaterial@proxyvote.com. If requesting a written copy of the proxy materials, please be prepared to provide your control number, which can be found in your Notice. Those shareholders voting by mail should return their proxy card or voter instruction form promptly to ensure it is received before the date of the Annual Meeting or, for participants in the Target 401(k) Plan, by 6:00 a.m. Eastern Daylight Time on June 12, 2017.

In addition, you may vote in person at the Annual Meeting if you follow these procedures:

●	In Person. If you are a registered shareholder you may vote in person at the Annual Meeting, unless you have legally appointed another proxy to vote on your behalf and not revoked that appointed proxy. If you are a beneficial owner you may vote in person at the Annual Meeting if you have obtained a legal proxy from your broker, trustee, bank or nominee. Please note that if you are a beneficial owner and request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf. Registered shareholders and beneficial owners planning to attend the Annual Meeting and vote in person must follow the instructions provided in Question 12 “How can I attend the Annual Meeting?” on page 63.

7.	What happens if I do not provide instructions on how to vote or if other matters are presented for determination at the Annual Meeting?

If you are a registered shareholder and return your proxy card without instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

If you are a beneficial owner, you generally cannot vote your shares directly and must instead instruct your broker, trustee, bank or nominee how to vote your shares using the voting instruction form provided by that intermediary. If you do not provide voting instructions, whether your shares can be voted by your broker, bank or nominee depends on the type of item being considered.

●	Non-Discretionary Items. If you do not provide voting instructions for any of the non-discretionary items at the Annual Meeting, your broker, bank or nominee cannot vote your shares, resulting in a “broker non-vote.” All items of business other than Item 2 (Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm) are non-discretionary items. Shares constituting broker non-votes will be counted as present for the purpose of determining a quorum at the Annual Meeting, but generally are not counted or deemed to be present in person or by proxy for the purpose of voting on any of the non-discretionary items.
●

Discretionary Items. Even if you do not provide voting instructions, your broker, bank or nominee may vote in its discretion on Item 2 (Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm) because it is a discretionary item.

If you hold shares through a trust, whether your trustee can vote your shares if you do not provide voting instructions depends on the agreement governing the trust holding your shares. Voting for shares held in the Target 401(k) Plan is detailed in the following Question 8 “How will shares in the Target 401(k) Plan be voted?”.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the Annual Meeting other than those referred to in this proxy statement. If any other matters properly come before the Annual Meeting calling for a vote of shareholders, proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

8.	How will shares in the Target 401(k) plan be voted?

This proxy statement is being used to solicit voting instructions from participants in the Target 401(k) Plan with respect to shares of our common stock that are held by the trustee of the plan for the benefit of plan participants. If you are a plan participant and also own other shares as a registered shareholder or beneficial owner, you will separately receive proxy materials to vote those other shares you hold outside of the Target 401(k) Plan. If you are a plan participant, you must instruct the plan trustee to vote your shares by utilizing one of the methods described on the voting instruction form that you receive in connection with your shares held in the plan. If you do not give voting instructions, the trustee generally will vote the shares allocated to your personal account in proportion to the instructions actually received by the trustee from participants who give voting instructions.

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9.	What items are being voted upon, how does the board recommend that I vote, and what are the standards for determining whether any item has been approved?

Item of business	Board recommendation	Voting approval standard	Effect of abstention	Effect of broker non-vote
Item 1: Election of 12 Directors	FOR each Director Nominee	More votes “FOR” than “AGAINST”	No effect	No effect
Item 2: Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR	Majority of shares present and entitled to vote(1)	Vote Against	Not applicable
Item 3: Advisory Approval of Executive Compensation	FOR	More votes “FOR” than “AGAINST”	No effect	No effect
Item 4: Advisory Approval of the Frequency of Say on Pay Votes	1 YEAR	Frequency that receives the greatest number of votes	No effect	No effect
Item 5: Approval of the Target Corporation Executive Officer Cash Incentive Plan	FOR	Majority of shares present and entitled to vote(1)	Vote Against	No effect(2)

(1)	This amount must be at least a majority of the minimum number of shares entitled to vote that would constitute a quorum. “Shares present” includes shares represented in person or by proxy at the Annual Meeting.
(2)	If quorum cannot be established without including broker non-votes, then those broker non-votes required to establish a minimum quorum will have the same effect as votes “Against.”

An item of business will not be considered to be approved unless it meets the applicable Voting Approval Standard listed above. However, we believe in being responsive to shareholder input, and will consider whether there is majority opposition to management proposals or majority support for shareholder proposals (whether binding or non-binding) using a simple majority of more votes “FOR” than “AGAINST” in determining the level of support for purposes of the Board’s response.

10.	May I vote confidentially?

Subject to the described exceptions, where the shareholder has requested confidentiality on the proxy card, our policy is to treat all proxies, ballots and voting tabulations of a shareholder confidentially.

If you so request, your proxy will not be available for examination and your vote will not be disclosed prior to the tabulation of the final vote at the Annual Meeting, except (a) to meet applicable legal requirements, (b) to allow the independent election inspectors to count and certify the results of the vote, or (c) if there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the SEC. The independent election inspectors may at any time inform us whether or not a shareholder has voted.

11.	May I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time by mailing a later-dated proxy card or by voting again via telephone or Internet before the applicable deadline—see the instructions under Question 6 “How do I vote?” on page 61. If you are a registered shareholder, you can also change your vote by attending the Annual Meeting in person and delivering a proper written notice of revocation of your proxy. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

12.	How can I attend the Annual Meeting?

Only registered shareholders or beneficial owners of common stock holding shares at the close of business on the record date (April 17, 2017), or their duly appointed proxies, may attend the Annual Meeting. If you plan to attend the Annual Meeting, you must:

●	Present a government-issued photo identification on the day of the Annual Meeting, such as a driver’s license, state-issued ID card, or passport, and
●	Establish proof of ownership using one of the following permitted methods:

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Attendee Permitted proof of ownership Registered shareholder Any one of the following:•Registered Shareholder List. Your name will be verified against our list of registered shareholders as of the record date;•Proxy Card. The proxy card that you received in the mail or, if you have already voted and returned your proxy card, the top part of the proxy card marked “Keep this Portion for Your Records”;•Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials that you received in the mail containing a valid control number; or •Email with Voting Instructions. A copy of the email you received with instructions containing a link to the website where our proxy materials are available, a link to the proxy voting website and a valid control number. Beneficial owner through the Target 401(K) plan Any one of the following:•Account Statement. Your account statement showing your share ownership as of the record date;•Proxy Card. The proxy card that you received in the mail or, if you have already voted and returned your proxy card, the top part of the proxy card marked “Keep this Portion for Your Records”;•Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials that you received in the mail containing a valid control number;•Email with Voting Instructions. A copy of the email you received with instructions containing a link to the website where our proxy materials are available, a link to the proxy voting website and a valid control number;• Legal Proxy. A valid legal proxy containing a valid control number or a letter from a registered shareholder naming you as proxy; or • Letter from Intermediary. A letter from a broker, trustee, bank or nominee holding your shares confirming your ownership as of the record date. Other beneficial owner Any one of the following:•Account Statement. Your account statement showing your share ownership as of the record date;•Voting Instruction Form. The voting instruction form you received in the mail from your broker, trustee, bank or nominee holding your shares containing a valid control number;•Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials that you received in the mail containing a valid control number;•Email with Voting Instructions. A copy of the email you received with instructions containing a link to the website where our proxy materials are available, a link to the proxy voting website and a valid control number;• Legal Proxy. A valid legal proxy containing a valid control number or a letter from a registered shareholder naming you as proxy; or • Letter from Intermediary. A letter from a broker, trustee, bank or nominee holding your shares confirming your ownership as of the record date. Guest • You must be accompanied by a shareholder who pre-registered no later than June 9, 2017 by submitting a request to Target’s Investor Relations Department, providing proof of ownership and submitting your name as the shareholder’s guest.•Only one guest is permitted per shareholder. Authorized representative •Where the shareholder is an entity or the shareholder is unable to attend the Annual Meeting, the shareholder may have an authorized representative attend on that shareholder’s behalf.•A shareholder desiring to have an authorized representative attend on the shareholderfs behalf must pre-register that authorized representative no later than June 9, 2017 by submitting a request to Target’s Investor Relations Department, providing proof of the shareholder’s ownership, identifying the authorized representative and authorizing the authorized representative to attend the Annual Meeting on the shareholder’s behalf.•Only one authorized representative is permitted per shareholder.

Any person who does not have identification and establish proof of ownership will not be admitted to the Annual Meeting.

We will decide at our sole discretion whether the documentation you present for admission to the Annual Meeting meets the admission requirements. If you hold your shares in a joint account, both owners can be admitted to the Annual Meeting if proof of joint ownership is provided and you both provide identification.

To expedite the admission process we strongly encourage all shareholders wishing to attend the Annual Meeting to pre-register by submitting their attendance request and proof of ownership to Target’s Investor Relations Department by email at investorrelations@target.com or by telephone at (800) 775-3110. Pre-registration requests will be processed in the order in which they are received and must be received no later than June 9, 2017.

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13.	How will the Annual Meeting be conducted?

Same-day registration and admittance will begin at 8:00 a.m. Eastern Daylight Time. We will have two separate lines, one for pre-registered attendees and one for same-day registering attendees. If you do not pre-register for the meeting, you should allow ample time for the same-day registration, as no attendees will be admitted after 9:10 a.m. Eastern Daylight Time. Both pre-registered attendees and same-day registering attendees must present their identification to be admitted to the Annual Meeting.

An Annual Meeting program containing rules of conduct for the Annual Meeting will be provided to attendees. The use of cameras, video and audio recording devices and other electronic devices at the Annual Meeting is prohibited, and such devices will not be allowed in the Annual Meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras and recording functions, and while you may bring these phones into the venue, you may not use the camera or recording functions at any time.

14.	How may I access or receive the proxy materials, other periodic filings, key corporate governance documents and other information?

You can access our proxy statement and Annual Report, SEC filings, key corporate governance documents and other information in a number of different ways, free of charge:

Methods of access
	Website	Electronic delivery	Hard copy
Proxy Materials
Proxy Statement Annual Report	investors.target.com Register to receive email alerts by entering your email address under “Investor Email Alerts.”	Sign up at investors.target.com (hover over “company,” then click on “shareholder services” in the “investors” column and click on “Sign up for E-Delivery”)	Contact Investor Relations:
Email
investorrelations@target.com
Phone
(800) 775-3110
Mail
Target Corporation
Attn: Investor Relations
1000 Nicollet Mall
Minneapolis, Minnesota 55403
Online
investors.target.com
(hover over “company” then click on “shareholder services” in the “investors” column and click on “Request Materials”)
Other Information
Other Periodic Reports: ● Forms 10-Q ● Forms 8-K	investors.target.com Register to receive email alerts by entering your email address under “Investor Email Alerts.”	Contact Investor Relations: Email investorrelations@target.com	Contact Investor Relations: Email investorrelations@target.com Phone (800) 775-3110 Mail Target Corporation Attn: Investor Relations 1000 Nicollet Mall Minneapolis, Minnesota 55403
Corporate Governance Documents: ● Articles of Incorporation ● Bylaws ● Corporate Governance Guidelines ● Board Committee Charters ● Business Conduct Guide	investors.target.com (hover over “company,” then click on “corporate governance” in the “investors” column)
Corporate Social Responsibility Report	https://corporate.target.com/ corporate-responsibility/goals-reporting

15.	What is householding?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you and other shareholders with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department by email, phone or mail using the information in the “Hard Copy” column of Question 14.

If you participate in householding and would like to receive a separate copy of our 2016 annual report or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

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16.	How are proxies being solicited and who pays the related expenses?

Proxies are being solicited principally by mail, by telephone and through the Internet. In addition to sending you these materials, some of our directors and officers, as well as management employees, may contact you by telephone, mail, email or in person. You may also be solicited by means of news releases issued by Target, postings on our website, www.target.com and print advertisements. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Morrow Sodali LLC to act as a proxy solicitor for a fee estimated to be $45,000, plus reimbursement of out-of-pocket expenses. We will pay the expenses in connection with our solicitation of proxies.

17.	How can I communicate with Target’s Board of Directors?

Shareholders and other interested parties seeking to communicate with any individual director or group of directors may send correspondence to Target Board of Directors, c/o Corporate Secretary, 1000 Nicollet Mall, TPS-2670, Minneapolis, Minnesota 55403 or may send an email to BoardOfDirectors@target.com, which is managed by the Corporate Secretary. The Corporate Secretary, in turn, has been instructed by the Board to forward all communications, except those that are clearly unrelated to Board or shareholder matters, to the relevant Board members.

18.	How do I submit a proposal or nominate a director candidate for the 2018 annual meeting of shareholders?

Shareholder proposals

Proposals by shareholders that are submitted for inclusion in our proxy statement for our 2018 annual meeting of shareholders must follow the procedures provided in Rule 14a-8 under the Securities Exchange Act of 1934. To be timely under Rule 14a-8, they must be received by our Corporate Secretary by January 1, 2018. The contact information for our Corporate Secretary is Target Corporation, 1000 Nicollet Mall, Mail Stop TPS-2670, Minneapolis, Minnesota 55403.

If a shareholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at an annual meeting of shareholders (other than director nominations), that shareholder must give advance written notice of such proposal to our Corporate Secretary, which notice must be received at least 90 days prior to the anniversary of the most recent annual meeting of shareholders. For our 2018 annual meeting of shareholders, notice must be received by March 16, 2018, and must comply with all applicable statutes and regulations, as well as certain other provisions contained in our bylaws, which generally require the shareholder to provide a brief description of the proposed business, reasons for proposing the business and certain information about the shareholder and the Target securities held by the shareholder.

Nomination of director candidates

Any shareholder who wishes the Nominating & Governance Committee to consider a candidate for nomination should submit a written request and related information to our Corporate Secretary no later than December 31 of the calendar year preceding the next annual meeting of shareholders. Under our bylaws, if a shareholder plans to directly nominate a person as a director at an annual meeting of shareholders, the shareholder is required to place the proposed director’s name in nomination by written request received by our Corporate Secretary at least 90 days prior to the anniversary of the most recent annual meeting of shareholders. Shareholder-proposed nominations for our 2018 annual meeting of shareholders must be received by March 16, 2018, and must comply with all applicable statutes and regulations, as well as certain other provisions contained in our bylaws, which generally require the shareholder to provide certain information about the proposed director, the shareholder and the Target securities held by the shareholder.

In addition, our bylaws provide that under certain circumstances, a shareholder or group of shareholders may include director candidates that they have nominated in our proxy statement for an annual meeting of shareholders. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of up to 20 shareholders seeking to include their director candidates in our proxy statement must own 3% or more of Target’s outstanding common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any proxy statement cannot exceed 20% of the number of directors then serving on the Board, but may be at least two directors. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy statement is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of shareholder nominated candidates exceeds 20%, each nominating shareholder or group of shareholders may select one nominee for inclusion in the proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Target common stock held by each nominating shareholder or group of shareholders. Requests to include shareholder-nominated candidates in our proxy materials for next year’s annual meeting of shareholders must be received by our Corporate Secretary not less than 120 days and not more than 150 days prior to the anniversary of the date that the Target distributed its proxy statement to shareholders for the preceding year’s annual meeting of shareholders. For our 2018 Annual Meeting, notice must be received by not earlier than December 2, 2017 and not later than January 1, 2018. The nominating shareholder or group of shareholders also must deliver the information required by our bylaws, and each nominee must meet the qualifications required by our bylaws.

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Appendix A

Target Corporation Executive Officer Cash Incentive Plan

(Adopted on March 7, 2017)

Article I	Background

1.1	Name. The name of this plan is the “Target Corporation Executive Officer Cash Incentive Plan.” It is sometimes hereinafter referred to as the “Plan.” Unless otherwise defined in the Plan or the context clearly indicates to the contrary, capitalized terms are defined in Article II.

1.2	Compensation Policy and Plan Intent. The Plan is intended to promote the Company’s pay-for-performance compensation philosophy by providing incentive cash bonus payments to Executive Officers, who through their efforts, directly and significantly impact the achievement of Company goals and objectives.

1.3	Eligibility. Bonuses may be granted to any Executive Officer who is designated as a Participant from time to time by the Committee. Designation as a Participant for a Bonus in one period shall not confer on a Participant the right to participate in the Plan for any other period.

Article II	Definitions

2.1	Board. “Board” means the Board of Directors of the Company.

2.2	Bonus. “Bonus” means an incentive award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive a cash bonus payment from the Company pursuant to Article III.

2.3	Code. “Code” refers to the Internal Revenue Code of 1986, as amended.

2.4	Company. “Company” refers to Target Corporation and its subsidiaries.

2.5	Committee. “Committee” means the Human Resources & Compensation Committee of the Board and if no such named committee shall be designated by the Board, it shall mean the Committee of the Board most nearly performing the duties of the Human Resources & Compensation Committee as defined at the time of its elimination as a Board Committee.

2.6	Covered Officer. “Covered Officer” includes all Participants whose compensation, in the Performance Period for which the Bonus is calculated, is or, in the Committee’s discretion, may be subject to the compensation expense deduction limitations set forth in Section 162(m) of the Code.

2.7	Executive Officer. “Executive Officer” is as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

2.8	Participants. “Participants” means Executive Officers participating in the Plan.

2.9	Performance-Based Compensation. “Performance-Based Compensation” means a Bonus that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.10	Performance Measures. “Performance Measures” means one or a combination of two or more of the following performance-based metrics, as approved by the Committee; provided, however, that different Performance Measures may be approved for different Participants during the same Performance Period: revenues; sales; comparable sales; earnings before one or more of interest, taxes, depreciation and amortization; net earnings; earnings per share; profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue); cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on investment); margins (including, but not limited to, one or more of gross, operating and net earnings margins); cost and expense management; economic value added or similar value added measurements; and total shareholder return. In addition, for any Bonus to a Participant that is not intended to constitute Performance-Based Compensation, Performance Measures may include, alone or in combination with the foregoing Performance Measures, any other measure of performance as determined by the Committee.

2.11	Performance Period. “Performance Period” is the period, which shall be a period of at least one fiscal quarter, specified by the Committee at the time a Bonus is granted during which specified Performance Measures must be attained as a condition to the payment of the Bonus.

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Article III	Bonuses

3.1	General. Bonuses may be granted to a Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee, at the time a Bonus is granted, shall specify the terms and conditions which govern the Bonus, which terms and conditions will prescribe the degree of attainment of such Performance Measures required for payment of a Bonus and that the Bonus shall be earned only upon, and to the extent that, Performance Measures as described in Section 3.2 are satisfied within the Performance Period for the Bonus. The Committee may establish terms and conditions for payment of Bonuses in the event of changes of duties of any Participant with the Company during the Performance Period or in the event of a Participant’s termination of employment (including death, disability, retirement, or termination with or without cause) or leave of absence; provided that no such payment shall be made if it would cause a Bonus intended to constitute Performance-Based Compensation to fail to qualify as Performance-Based Compensation. Different terms and conditions may be established by the Committee for different Bonuses and for different Participants.

3.2	Performance Measures. Payment of Bonuses shall be contingent upon the degree of attainment of specified Performance Measures over the Performance Period. Multiple Performance Periods may be established, each with different lengths and which run concurrently. Performance Measures may be absolute in their terms, on a per share basis, measured as a change from prior periods, measured against or in relationship to other companies comparably, similarly or otherwise situated or measured against other indices or external measures, and may relate to the Company or a segment, subsidiary, operating company, division, unit or test strategy or new venture of the Company. Each measure that is a financial measure shall be adjusted if so determined by the Committee, to exclude the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles or methods, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges, retained and uninsured losses for natural catastrophes and any other items as the Committee determines to be required so that the operating results of the Company, segment, subsidiary, operating company, division, unit or test strategy or new venture, as applicable, shall be computed on a basis consistent with the Performance Measures established for the Performance Period.

3.3	Payment of Bonuses. Following the completion of each Performance Period, the Committee shall certify the level of attainment of the applicable Performance Measures for each Participant. Bonuses shall be paid to Participants in cash at a time determined by the Committee, but in no event later than two and one-half months after the end of the fiscal year in which the Performance Period ends. However, any Participant who is a participant in a deferred compensation plan may defer payment of his/her Bonus if and to the extent permissible under any such plan.

3.4	Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate a Bonus payable to any Participant for any reason. No reduction in a Bonus payable to any Participant shall increase the amount of the Bonus payable to any other Participant. In addition, the Committee may adjust the specified Performance Measures or the degree of attainment required to earn a Bonus for such factors as may permit consistent computation, such as those factors set forth in Section 3.2 above; provided that no such adjustment shall be made if the effect of such adjustment would be to cause a Bonus intended to constitute Performance-Based Compensation to fail to qualify as Performance-Based Compensation.

3.5	Terms Applicable to Performance-Based Compensation; Maximum Bonus Amount. With respect to each Performance Period, Performance Measures for Performance-Based Compensation will be established and approved by the Committee on or before the earlier of (i) 90 days following the commencement of the Performance Period or (ii) the passage of 25% of the duration of the Performance Period. In no event shall a Covered Officer receive Bonuses intended to qualify as Performance-Based Compensation payable in any fiscal year that exceeds the lesser of (i) $7,000,000 or (ii) 400% of the Covered Officer’s base salary (prior to any salary reduction or deferral elections) as of the date of the grant of the Bonus.

Article IV	General

4.1	Administration and Interpretation of Plan. This Plan shall be interpreted by the Committee and its interpretations shall be final and binding on Participants and all other parties in interest.

The Plan shall be administered by the Committee. The Committee reserves the right, from time to time, to prescribe rules and regulations which are not inconsistent with the provisions of the Plan, and to modify or revoke such rules and regulations at such time and in such manner as it may deem proper. The Committee may specify a pool from which some or all Bonuses may be paid to all or a subset of Participants in accordance with this Plan and grant Bonuses under Section 3.1 based on allocations from such pool. A copy of the then current Plan shall be maintained in the Company’s offices and shall be available, upon request, for review by any Participant or his duly authorized agent. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Bonus in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

All persons in the Plan shall be bound by the terms of the Plan and of all rules and regulations pursuant thereto, all as now in effect or hereafter amended, promulgated or passed which shall likewise be maintained at the Company.

4.2	Rights of Participants and Beneficiaries. The Plan is not an employment agreement and does not ensure or evidence to any degree the continued employment or the claim to continued employment of any Participant for any time or period or job.

No Participant or beneficiary shall, by virtue of this Plan, have any interest in any specific asset or assets of the Company. If a Bonus has been granted, a Participant or beneficiary has only an unsecured contract right to receive cash payments in accordance with and at the times specified by the Plan.

No Participant shall have the right or ability to assign, pledge, or otherwise dispose of any part of a Bonus hereunder.

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4.3	Amendment, Modification and Termination of the Plan. The Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Bonus to any Participant which has not been paid. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Bonus may be granted during any suspension of the Plan or after its termination.

4.4	Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Bonuses under the Plan.

4.5	Other Benefit and Compensation Programs; No Right to Employment. Neither the adoption of the Plan by the Committee nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under a Bonus granted pursuant to the Plan shall not be deemed a part of the Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state, and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract, or arrangement, unless the Committee expressly determines otherwise. Nothing in the Plan or any Bonus constitutes or implies any obligation or undertaking to employ or retain a Participant for any period of time or in any position or any limitation of the Company to terminate a Participant’s employment at any time with or without notice or cause.

4.6	Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly. The exclusive forum and venue for any legal action arising out of or related to the Plan shall be the United States District Court for the District of Minnesota, and each Participant, as a condition of participating in the Plan, submits to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and each Participant, as a condition of participating in the Plan, submits to the personal jurisdiction of that court.

4.7	Tax Withholding. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any withholding taxes the Company reasonably determines are legally payable by the Participant.

4.8	Compensation Recoupment Policy. Bonuses may be made subject to any compensation recoupment policy adopted by the Board or the Committee at any time prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

4.9	Miscellaneous Provisions.

	a.	Headings. Headings at the beginning of sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.

	b.	Construed as a Whole. The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

4.10	Effective Date of the Plan. The Plan shall become effective as of February 4, 2018; provided that this Plan is approved and ratified by the shareholders of the Company no later than June 30, 2017. The Plan shall remain in effect until it has been terminated pursuant to Section 4.3.

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1000 Nicollet Mall Minneapolis, MN 55403 612.304.6073 Target.com

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*** Exercise Your *Right* to Vote ***

TARGET CORPORATION

TARGET

TARGET CORPORATION
1000 NICOLLET MALL
TPN-0841
MINNEAPOLIS, MN 55403

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 17, 2017
Date: June 14, 2017 **Time:** 9:00 AM EDT
Location: The Westin Cincinnati
21 East 5th Street
Cincinnati, Ohio 45202

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E28573-P91861

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 31, 2017 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote By Telephone: You can vote by telephone by requesting a paper copy of the materials, which will include a proxy card with a toll-free number for voting.

Vote In Person: Only registered holders and those beneficial holders that have obtained a legal proxy from the record holder of their shares may vote in person at the meeting. Please review the proxy statement for the requirements for admission at the meeting.

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Voting Items

The Board of Directors Recommends you vote "FOR" the listed nominees in Item 1 and "FOR" Items 2 and 3.

1. Election of Directors

   Nominees:

   1a. Roxanne S. Austin

   1b. Douglas M. Baker, Jr.

   1c. Brian C. Cornell

   1d. Calvin Darden

   1e. Henrique De Castro

   1f. Robert L. Edwards

   1g. Melanie L. Healey

   1h. Donald R. Knauss

   1i. Monica C. Lozano

   1j. Mary E. Minnick

   1k. Derica W. Rice

   1l. Kenneth L. Salazar

3. Company proposal to approve, on an advisory basis, our executive compensation ("Say on Pay").

The Board of Directors Recommends you vote "1 Year" on Item 4.

4. Company proposal to approve, on an advisory basis, the frequency of our Say on Pay votes.

The Board of Directors Recommends you vote "FOR" Item 5.

5. Company proposal to approve the Target Corporation Executive Officer Cash Incentive Plan.

NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the meeting or any adjournment thereof.

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TARGET

TARGET CORPORATION
1000 NICOLLET MALL
TPN-0841
MINNEAPOLIS, MN 55403

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Target Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy through the Internet or by telephone, you do NOT need to mail back your card.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Target Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28547-P91861 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TARGET CORPORATION

The Board of Directors Recommends you vote "FOR" the listed nominees in Item 1 and "FOR" Items 2 and 3.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Roxanne S. Austin	☐	☐	☐
1b. Douglas M. Baker, Jr.	☐	☐	☐
1c. Brian C. Cornell	☐	☐	☐
1d. Calvin Darden	☐	☐	☐
1e. Henrique De Castro	☐	☐	☐
1f. Robert L. Edwards	☐	☐	☐
1g. Melanie L. Healey	☐	☐	☐
1h. Donald R. Knauss	☐	☐	☐
1i. Monica C. Lozano	☐	☐	☐
1j. Mary E. Minnick	☐	☐	☐
1k. Derica W. Rice	☐	☐	☐
1l. Kenneth L. Salazar	☐	☐	☐
2. Company proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐
3. Company proposal to approve, on an advisory basis, our executive compensation ("Say on Pay").	☐	☐	☐

The Board of Directors Recommends you vote "1 Year" on Item 4.	1 Year	2 Years	3 Years	Abstain
4. Company proposal to approve, on an advisory basis, the frequency of our Say on Pay votes.	☐	☐	☐	☐

The Board of Directors Recommends you vote "FOR" Item 5.	For	Against	Abstain
5. Company proposal to approve the Target Corporation Executive Officer Cash Incentive Plan.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote on any other business brought before the meeting or any adjournment thereof.

For comments, please check this box and write them on the back where indicated. ☐

Mark here if you would like your voting instructions to be confidential pursuant to the Target Corporation policy on confidential voting described in the 2017 Proxy Statement. ☐ Yes ☐ No

If you are a registered or beneficial shareholder, consenting to receive all future annual meeting materials electronically is simple and fast! Enroll today at www.icsdelivery.com/target for secure online access to your proxy materials.

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your full title. Joint owners should each sign personally. Please sign, date and return the proxy card promptly using the enclosed envelope.

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